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                          ASSET CONTRIBUTION AGREEMENT

                                  by and among

                                 TSR PAGING INC.

                        TELEPHONE AND DATA SYSTEMS, INC.

                                       and

                                TSR WIRELESS LLC

                            Dated:  December 22, 1997


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

                                TABLE OF CONTENTS
                                                                            PAGE


                                    ARTICLE I

                                   DEFINITIONS . . . . . . . . . . . . . . .   2
1.1       Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2       Other Defined Terms. . . . . . . . . . . . . . . . . . . . . . . .  10

                                   ARTICLE II

                             CONTRIBUTION OF ASSETS. . . . . . . . . . . . .  12
2.1       Contribution of TSR Paging Assets. . . . . . . . . . . . . . . . .  12
2.2       Assumption of TSR Paging Liabilities . . . . . . . . . . . . . . .  14
2.3       Contribution of API Assets . . . . . . . . . . . . . . . . . . . .  14
2.4       Assumption of API Liabilities. . . . . . . . . . . . . . . . . . .  16
2.5       API Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.6       Assets and Liabilities of AMS; Rejected Assets . . . . . . . . . .  17

                                   ARTICLE III

                        ISSUANCE OF MEMBERSHIP INTERESTS . . . . . . . . . .  18
3.1       Issuance of Membership Interests . . . . . . . . . . . . . . . . .  18
3.2       Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . . . .  18
3.3       Closing Costs; Transfer Fees . . . . . . . . . . . . . . . . . . .  20
3.4       Unit Allocation Following Exercise of Extension Option . . . . . .  20

                                   ARTICLE IV

                                     CLOSING . . . . . . . . . . . . . . . .  20
4.1       Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.2       Conveyances by TSR Paging at Closing . . . . . . . . . . . . . . .  20
4.3       Conveyances by TDS at Closing. . . . . . . . . . . . . . . . . . .  21
4.4       Form of Instruments. . . . . . . . . . . . . . . . . . . . . . . .  22
4.5       Certificates; Opinions . . . . . . . . . . . . . . . . . . . . . .  22

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF TSR PAGING . . . . . . .  23
5.1       Organization of TSR Paging . . . . . . . . . . . . . . . . . . . .  23
5.2       Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.3       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
5.4       Absence of Certain Changes or Events . . . . . . . . . . . . . . .  23
5.5       Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


                                        i
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                                                                            Page
                                                                            ----

5.6       TSR Paging Real Property . . . . . . . . . . . . . . . . . . . . .  24
5.7       Contracts and Commitments. . . . . . . . . . . . . . . . . . . . .  25
5.8       Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .  27
5.9       Operation of the TSR Paging Business . . . . . . . . . . . . . . .  27
5.10      Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
5.11      Absence of Certain Business Practices. . . . . . . . . . . . . . .  28
5.12      No Conflict or Violation . . . . . . . . . . . . . . . . . . . . .  28
5.13      Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . .  28
5.14      Financial Statements; Receivables. . . . . . . . . . . . . . . . .  30
5.15      Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .  31
5.16      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
5.17      Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  31
5.18      No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.19      No Other Agreements to Sell the TSR Paging Assets. . . . . . . . .  32
5.20      Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .  32
5.21      Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  32
5.22      Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.23      Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . .  34
5.24      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  34
5.25      Employment Matters . . . . . . . . . . . . . . . . . . . . . . . .  35
5.26      Employee Benefit Plan Matters. . . . . . . . . . . . . . . . . . .  35

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF TDS. . . . . . . . .  36
6.1       Organization of TDS and API. . . . . . . . . . . . . . . . . . . .  36
6.2       Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.3       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.4       Absence of Certain Changes or Events . . . . . . . . . . . . . . .  38
6.5       Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
6.6       API Real Property. . . . . . . . . . . . . . . . . . . . . . . . .  39
6.7       Contracts and Commitments. . . . . . . . . . . . . . . . . . . . .  40
6.8       Customers, Distributors and Suppliers. . . . . . . . . . . . . . .  41
6.9       Operation of the API Business. . . . . . . . . . . . . . . . . . .  42
6.10      Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
6.11      Absence of Certain Business Practices. . . . . . . . . . . . . . .  42
6.12      No Conflict or Violation . . . . . . . . . . . . . . . . . . . . .  43
6.13      Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . .  43
6.14      Financial Statements; Receivables; Public Filings. . . . . . . . .  45
6.15      Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .  46
6.16      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                                       ii
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                                                                            Page
                                                                            ----

6.17      Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  46
6.18      No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.19      No Other Agreements to Sell the API Assets . . . . . . . . . . . .  47
6.20      Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .  47
6.21      Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  47
6.22      Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
6.23      Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . .  49

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF TSR WIRELESS. . . . . . .  49
7.1       Organization of TSR Wireless . . . . . . . . . . . . . . . . . . .  49
7.2       Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
7.3       No Conflict or Violation . . . . . . . . . . . . . . . . . . . . .  50
7.4       Consents and Approvals . . . . . . . . . . . . . . . . . . . . . .  50
7.5       Broker and Finders . . . . . . . . . . . . . . . . . . . . . . . .  50
7.6       Litigation and Proceedings . . . . . . . . . . . . . . . . . . . .  50
7.7       Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  50

                                  ARTICLE VIII

                  COVENANTS OF THE TRANSFERORS AND TSR WIRELESS. . . . . . .  50
8.1       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  50
8.2       FCC Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
8.3       Notification of Certain Matters. . . . . . . . . . . . . . . . . .  51

                                   ARTICLE IX

                             COVENANTS OF TSR PAGING . . . . . . . . . . . .  52
9.1       Access to Information. . . . . . . . . . . . . . . . . . . . . . .  52
9.2       Employee and Employee Benefit Matters. . . . . . . . . . . . . . .  52
9.3       Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  53
9.4       1997 Financial Statements. . . . . . . . . . . . . . . . . . . . .  54

                                    ARTICLE X

                                COVENANTS OF TDS . . . . . . . . . . . . . .  55
10.1      No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . .  55
10.2      Access to Information. . . . . . . . . . . . . . . . . . . . . . .  55
10.3      Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  57
10.4      1997 Financial Statements. . . . . . . . . . . . . . . . . . . . .  58


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                                                                            Page
                                                                            ----

10.5      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.6      Support of API . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.7      Transitional Services Agreement. . . . . . . . . . . . . . . . . .  58
10.8      Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
10.9      Monthly Certificates . . . . . . . . . . . . . . . . . . . . . . .  59

                                   ARTICLE XI

                     CONDITIONS TO OBLIGATIONS OF TSR PAGING . . . . . . . .  59
11.1      Representations, Warranties and Covenants. . . . . . . . . . . . .  59
11.2      No Injunction, etc.. . . . . . . . . . . . . . . . . . . . . . . .  59
11.3      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  59
11.4      Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
11.5      Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . .  60
11.6      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
11.7      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
11.8      Material Adverse Change. . . . . . . . . . . . . . . . . . . . . .  60
11.9      Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  60
11.10     Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .  60
11.11     Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .  60
11.12     Tenant Estoppel Certificates . . . . . . . . . . . . . . . . . . .  60
11.13     Closing Current Assets . . . . . . . . . . . . . . . . . . . . . .  61

                                   ARTICLE XII

                        CONDITIONS TO OBLIGATIONS OF TDS . . . . . . . . . .  61
12.1      Representations, Warranties and Covenants. . . . . . . . . . . . .  61
12.2      No Injunction, etc.. . . . . . . . . . . . . . . . . . . . . . . .  61
12.3      Opinions of Counsel. . . . . . . . . . . . . . . . . . . . . . . .  61
12.4      Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
12.5      Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . .  62
12.6      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
12.7      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
12.8      Material Adverse Change. . . . . . . . . . . . . . . . . . . . . .  62
12.9      Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  62
12.10     Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .  62
12.11     Closing Current Assets . . . . . . . . . . . . . . . . . . . . . .  62

                                  ARTICLE XIII

        RISK OF LOSS; CONSENTS TO ASSIGNMENT OF CONTRACTS, REAL PROPERTY


                                       iv
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                                                                            ----


                  LEASES AND PERSONAL PROPERTY LEASES. . . . . . . . . . . .  63
13.1      Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
13.2      Consents to Assignment of Contracts, Real Property Leases
          and Personal Property Leases . . . . . . . . . . . . . . . . . . .  63



                                   ARTICLE XIV

            ACTIONS BY TSR WIRELESS AND TRANSFERORS AFTER THE CLOSING. . . .  64
14.1      Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . .  64
14.2      Survival of Representations, Etc.. . . . . . . . . . . . . . . . .  64
14.3      Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .  64
14.4      Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  65
14.5      Bulk Sales, Transfer Taxes . . . . . . . . . . . . . . . . . . . .  68
14.6      Assistance for Filing of Tax Returns . . . . . . . . . . . . . . .  68

                                   ARTICLE XV

                                  MISCELLANEOUS. . . . . . . . . . . . . . .  69
15.1      Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
15.2      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
15.3      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
15.4      Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  73
15.5      Entire Agreement; Amendments and Waivers . . . . . . . . . . . . .  74
15.6      Multiple Counterparts. . . . . . . . . . . . . . . . . . . . . . .  74
15.7      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
15.8      Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
15.9      Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
15.10     Public Statements and Press Releases . . . . . . . . . . . . . . .  74
15.11     Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
15.12     Confidential Information . . . . . . . . . . . . . . . . . . . . .  75

                                    SCHEDULES

Schedule 1.1        Excluded API Assets
Schedule 10.3.3     API Facilities - To Be Surrendered

TSR PAGING DISCLOSURE LETTER SCHEDULES
---------------------------------------

TSR Paging Disclosure Letter Schedule 5.1    Foreign Qualifications of TSR Paging
TSR Paging Disclosure Letter Schedule 5.6    TSR Paging Leased Real Property
TSR Paging Disclosure Letter Schedule 5.7    TSR Paging Contracts
TSR Paging Disclosure Letter Schedule 5.8    Customers and Suppliers of TSR Paging
TSR Paging Disclosure Letter Schedule 5.9    Operation of TSR Paging Business
TSR Paging Disclosure Letter Schedule 5.10   TSR Paging Inventory
TSR Paging Disclosure Letter Schedule 5.12   Consents of TSR Paging
TSR Paging Disclosure Letter Schedule 5.13.1 TSR Paging FCC Licenses, TSR Paging FCC License Applications
TSR Paging Disclosure Letter Schedule 5.13.3 Filings of TSR Paging
TSR Paging Disclosure Letter Schedule 5.13.5 Sharing Agreements
TSR Paging Disclosure Letter Schedule 5.13.7 Construction
TSR Paging Disclosure Letter Schedule 5.14.1 TSR Paging Financial Statements
TSR Paging Disclosure Letter Schedule 5.14.2 Receivables of TSR Paging
TSR Paging Disclosure Letter Schedule 5.16   Litigation of TSR Paging
TSR Paging Disclosure Letter Schedule 5.20   Proprietary Rights of TSR Paging
TSR Paging Disclosure Letter Schedule 5.22   Tax Matters

TDS DISCLOSURE LETTER SCHEDULES
-------------------------------

TDS Disclosure Letter Schedule 6.1      Foreign Qualifications of API
TDS Disclosure Letter Schedule 6.3      Subsidiaries of API
TDS Disclosure Letter Schedule 6.6      API Leased Real Property
TDS Disclosure Letter Schedule 6.7      API Contracts
TDS Disclosure Letter Schedule 6.8      Customers and Suppliers of API
TDS Disclosure Letter Schedule 6.9      Operation of API Business
TDS Disclosure Letter Schedule 6.10     API Inventory
TDS Disclosure Letter Schedule 6.12     Consents of API
TDS Disclosure Letter Schedule 6.13.1   API FCC Licenses, API FCC License Applications
TDS Disclosure Letter Schedule 6.13.3   Filings of API
TDS Disclosure Letter Schedule 6.13.5   Sharing Agreements
TDS Disclosure Letter Schedule 6.13.7   Construction
TDS Disclosure Letter Schedule 6.14.1   API Financial Statements
TDS Disclosure Letter Schedule 6.14.2   Receivables of API
TDS Disclosure Letter Schedule 6.14.3   SEC Reports
TDS Disclosure Letter Schedule 6.16     Litigation of API


                                        vi


TDS Disclosure Letter Schedule 6.20     Proprietary Rights of API
TDS Disclosure Letter Schedule 6.22     Tax Matters


                                     EXHIBITS

EXHIBIT A      Exchange and Registration Rights Agreement

EXHIBIT B      TSR Wireless LLC Agreement

EXHIBIT C      Option Agreement

EXHIBIT D      TDS Non-Compete and Non-Solicitation Agreement

EXHIBIT E-1    Form of legal opinion of counsel for TSR Paging

EXHIBIT E-2    Form of legal opinion of regulatory counsel for TSR Paging

EXHIBIT F-1    Form of legal opinion of counsel for TDS and API

EXHIBIT F-2    Form of legal opinion of regulatory counsel for TDS and API

EXHIBIT G      Form of Transitional Services Agreement

EXHIBIT H      Wire Instructions

EXHIBIT I      1998 API Capital Expenditure Budget

                          ASSET CONTRIBUTION AGREEMENT


     This ASSET CONTRIBUTION AGREEMENT, dated as of December 22, 1997, is by and among TSR PAGING INC., a Delaware corporation ("TSR PAGING"), TELEPHONE AND DATA SYSTEMS, INC., an Iowa corporation ("TDS" and, together with TSR Paging, the "TRANSFERORS"), and TSR WIRELESS LLC, a Delaware limited liability company ("TSR WIRELESS").

                                    RECITALS

     WHEREAS, the Transferors each conduct businesses which, among other things, provide local and regional wireless messaging services in the United States;

     WHEREAS, TDS currently owns approximately 82 percent of the issued and outstanding capital stock of API;

     WHEREAS, TDS proposes to negotiate and enter into an agreement of merger (the "MERGER") with API pursuant to which a wholly owned subsidiary of TDS will acquire all the outstanding stock of API not currently owned by TDS or its Affiliates.

     WHEREAS, following the Merger the Contributing Parties desire to combine their respective businesses by contributing all of their respective assets, all of the liabilities of TSR Paging and certain, limited, liabilities of API to TSR Wireless in exchange for their Membership Interests (as defined in the TSR Wireless LLC Agreement) of TSR Wireless.

     WHEREAS, upon Closing, the Transferors and TSR Wireless shall effective as of the Closing Date, enter into that certain limited liability company operating agreement, (the "TSR WIRELESS LLC AGREEMENT"), a conformed copy of which is attached hereto as Exhibit B.

     WHEREAS, concurrently herewith, TDS and TSR Wireless have executed and delivered that certain option agreement (the "OPTION AGREEMENT"), a conformed copy of which is attached hereto as Exhibit C, pursuant to which TDS has granted TSR Wireless an exclusive option to acquire the API Note (as defined below).


                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "ACTION" shall mean any action, claim, suit, litigation, administrative appeal, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

          "AFFILIATE" of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise, provided however neither the Investors nor any of their respective directors, officers, partners, members, stockholders or employees shall be an Affiliate of TSR Paging for the purposes of this Agreement.

          "AFTER-TAX BASIS" shall mean, with respect to any indemnification payment, an amount which is sufficient to compensate the indemnified party for any Damages after taking into account all increases in Taxes payable by the indemnified party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the indemnified party or reducing the amount of any refund of Taxes otherwise due to the indemnified party at any time), net of the present value of any deductions or other tax benefits arising from the event which gave rise to the indemnification obligation, to the extent such deductions or other tax benefits are actually realized by the indemnified party.

          "AMS" shall mean American Messaging Services, LLC, a Minnesota limited liability company.

          "ANCILLARY AGREEMENTS" shall mean the Exchange and Registration Rights Agreement, the TSR Wireless LLC Agreement and the TDS Non-Compete and Non-Solicitation Agreement and the Transitional Services Agreement, each substantially in the forms attached hereto as Exhibits A, B, D and G, respectively.

          "API" shall mean American Paging, Inc. a Delaware corporation.

          "API BUSINESS" shall mean the business and operations of API and its Subsidiaries relating generally to the provision of paging and wireless messaging services, the sale and support of pagers and other telecommunications-related products and services and the provision of technical and repair services in connection therewith.

          "API EXCLUDED ASSETS" shall mean (i) all stock and other ownership interests of API and its Subsidiaries (other than AMS) in Subsidiaries of API (other than AMS), (ii) the API assets listed on Schedule 1.1, (iii) any Liabilities of TDS (or its Subsidiaries, other than API and its Subsidiaries) to API and its Subsidiaries; (iv) all insurance policies of API and its Subsidiaries, (v) all refunds of any Tax that API, or any member of an affiliated, consolidated, combined or unitary group of which API is also a member, paid pursuant to Section 6.22, Section 14.4.2 or Section 14.5.2. and
(vi) any deferred Tax Liability as described in note 2 to the 1996 API Financial Statements.

          "API FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheet of API and its Subsidiaries (other than AMS) as of December 31, 1996 (and, following delivery thereof to TSR Paging, as of December 31, 1997) the related consolidated statements of income and cash flow of API and its Subsidiaries (other than AMS) for the year ended December 31, 1996, (and, following delivery thereof to TSR Paging, as of December 31, 1997), the audited balance sheet of AMS as of December 31, 1996 and the related statement of income and cash flow of AMS for the year ended December 31, 1996 (and, following delivery thereof to TSR Paging, for the year ended December 31, 1997) (collectively, the "API AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited consolidated balance sheet of API and its Subsidiaries (other than AMS) dated September 30, 1997, and the related unaudited consolidated statements of income of API and its Subsidiaries (other than AMS) for the nine (9) months ended September 30, 1997, the cash flow statement of API and its Subsidiaries (other than AMS) for the nine (9) months ended September 30, 1997, the unaudited balance sheet of AMS dated September 30, 1997, and the related unaudited statement of income of AMS for the nine (9) months ended September 30, 1997 and the cash flow statement of AMS for the nine (9) months ended September 30, 1997 (the "API UNAUDITED FINANCIAL STATEMENTS").

          "API INTERCOMPANY LIABILITIES" shall mean all Liabilities of API (or its Subsidiaries) to TDS or its other Subsidiaries including, without limitation, Liabilities under the API Note.

          "API NOTE" shall mean that certain revolving credit agreement between TDS and API, effective as of January 1, 1994 and that certain loan note made by API in favor of TDS pursuant thereto.

          "AUTHORIZATION" of a Person shall mean any consent, approval, waiver or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of, or filing, registration, qualification, declaration or designation with or by, any Governmental Authority, including the Final FCC Orders.

          "BOOKS AND RECORDS" of any Contributing Party shall mean (a) all records and lists of that Contributing Party and its Subsidiaries pertaining to the TSR Paging Assets or the API Assets, as applicable, (b) all records and lists of that Contributing Party and its Subsidiaries pertaining to the Business of that Contributing Party, customers, suppliers or personnel of that Contributing Party and its Subsidiaries, (c) all product, business and marketing plans of that Contributing Party and its Subsidiaries and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by that Contributing Party and its Subsidiaries, but excluding the originals of that Contributing Party's minute books, stock books and tax returns, and books and records pertaining to API Excluded Assets.

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

          "CLOSING DATE" shall mean (i) March 31, 1998, or (ii) if all of the conditions set forth in Articles XI and XII have not been satisfied or waived by March 31, 1998, the fifth Business Day following the satisfaction or waiver of such conditions which Business Day is also the last day of any monthly accounting period of TSR Paging, or (iii) such other date as the Transferors shall mutually agree upon.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended.

          "CONSENT" shall mean any consent, approval or waiver of a Person, not including the Authorization of any Governmental Authority.

          "CONTRACTS" of any Contributing Party shall mean all contracts, leases, licenses (other than Permits), commitments, understandings and agreements to which that Contributing Party or any of its Subsidiaries is a party or is bound, whether oral or written, including, without limitation, all reseller agreements, the Real Property Leases and the Personal Property Leases of that Contributing Party or its Subsidiaries.

          "CONTRIBUTING PARTIES" shall mean, on the one hand, TSR Paging, and on the other hand, API and its Subsidiaries and each shall be a "CONTRIBUTING PARTY."

          "DEFAULT" shall mean (i) a breach of or default under any Contract, FCC License, Real Property Lease or Personal Property Lease or other agreement to which a Person is party or subject, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any of the foregoing, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any of the foregoing.

          "DGCL" shall mean the Delaware General Corporations Law, as amended.

          "DISCLOSURE LETTER" of a Transferor shall mean the letters delivered by such Transferor dated as of the date hereof which set forth certain exceptions to the representations and warranties contained in Articles V and VI and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered Disclosure Letter Schedule of a Transferor is a reference to that numbered schedule which is included in the Disclosure Letter of such Transferor.

          "EMPLOYEE PLAN" of a Contributing Party shall mean any written plan, program, agreement, policy or arrangement (a "plan") maintained or contributed to by that Contributing Party or any of its Subsidiaries that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA; (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, severance, welfare-benefit, COBRA, bonus, incentive or fringe-benefit plan.

          "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "ENVIRONMENTAL LAWS" shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Contributing Party shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under

"common control" with, or a member of an "affiliated service group" with, that Contributing Party as defined in Section 414(b), (c), (m) or (o) of the Code.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "FACILITY" of any Contributing Party shall mean all real property or facility owned, leased or used anytime by that Contributing Party and/or its Subsidiaries (or a predecessor or Affiliate of such Contributing Party and/or its Subsidiaries).

          "FCC" shall mean the Federal Communications Commission or any successor body thereto.

          "FCC LICENSE" shall mean any license, construction permit, consent, certificate of compliance, approval or Authorization issued by the FCC authorizing operations in, INTER ALIA, Public Mobile Services pursuant to Part 22 of the FCC Rules, Personal Communications Services pursuant to Part 24 of the FCC Rules, Domestic Fixed Satellite Service pursuant to Part 25 of the FCC Rules, Private Land Mobile Radio Services pursuant to Part 90 of the FCC Rules (including one-way paging operations on exclusive and non-exclusive channels in the 929-930 MHz frequency band), and Fixed Microwave Radio Services pursuant to
Part 101 of the FCC Rules, or other license, permit, consent, certificate of compliance, franchise approval or Authorization of the FCC or construction permit in respect of any of the foregoing.

          "FCC LICENSE APPLICATION" shall mean an application for an FCC
License.


          "FCC RULES" shall mean the Rules and Regulations of the FCC promulgated under the Communications Act, as amended.

          "FINAL FCC ORDERS" shall mean a final, nonappealable order no longer subject to administrative or judicial reconsideration, review or appeal.

          "FINANCING OBLIGATIONS" shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments (other than surety or similar bonds), (iii) obligations under capitalized leases, (iv) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), and
(v) obligations to guarantee any of the foregoing types of obligations on behalf of others.

          "FIXTURES AND EQUIPMENT" of any Contributing Party shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned or used by that Contributing Party and its Subsidiaries.

          "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied in accordance with past practice, as in effect on the date hereof.

          "GOVERNMENTAL AUTHORITY" shall mean any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether domestic or foreign, federal, state or local.

          "HAZARDOUS SUBSTANCE" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERIM BALANCE SHEET" of a Contributing Party shall mean the unaudited consolidated balance sheet of that Contributing Party as of the Interim Balance Sheet Date, as included in the API Unaudited Financial Statements or the TSR Paging Unaudited Financial Statements, as applicable.

          "INTERIM BALANCE SHEET DATE" shall mean September 30, 1997.

          "INVENTORY" of a Contributing Party shall mean all of that Contributing Party's and its Subsidiaries' inventory held for resale, lease or repair including all pagers, phones, phone accessories, two-way radios and their related accessories, crystals, phone cards, spare parts, wrapping, supply and packaging items and similar items, in each case wherever the same may be located or in transit.

          "INVESTORS" shall mean TA Associates Group, Spectrum Equity Investors L.P. and St. Paul Venture Capital, Inc.

          "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the real property covered by the Real Property Leases.

          "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, responsibility, commitment, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, known or unknown, secured or unsecured, accrued or unaccrued, joint, several, joint and several, due or to become due, vested or unvested, executory, determined, determinable, absolute, contingent, matured, unmatured or other and whether or not required by GAAP to be set forth in a financial statement of a Person including, without limitation, all Financing Obligations of such Person.

          "MATERIAL ADVERSE CHANGE", in respect of any Contributing Party, shall mean any significant and substantial adverse change in the financial condition, business or operations of the Business of that Contributing Party and its Subsidiaries to be acquired hereunder or on the ability of such Contributing Party to consummate the transactions contemplated hereby or by the Ancillary Agreements or the Merger.

          "MATERIAL ADVERSE EFFECT", in respect of any Contributing Party, shall mean any significant and substantial adverse effect on the financial condition, business or operations of the Business of that Contributing Party and its Subsidiaries to be acquired hereunder or on the ability of such Contributing Party to consummate the transactions contemplated hereby or by the Ancillary Agreements, the Merger Agreement or the Option Agreement.

          "NET MONTHLY PAGER REVENUES" of any Contributing Party shall mean all revenues from pagers of such Contributing Party and its Subsidiaries whose assets are being contributed (other than AMS in the case of API) recognizable in the relevant month in accordance with GAAP limited to recurring airtime charges, recurring pager rental charges, recurring ancillary service charges, and recurring debit/credit adjustments but excluding all equipment sales, one time or non-recurring charges, accessory charges, late fees and connection fees less the aggregate sums paid or payable to third party airtime vendors for such month by such Contributing Party for such month.

          "NET WORKING CAPITAL" shall mean the sum of all current assets of a Contributing Party and its Subsidiaries (other than AMS in the case of API) including cash, Inventory and accounts receivable less current liabilities of such Contributing Party and its Subsidiaries.

          "ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under applicable law.

          "PAGERS IN SERVICE" of a Contributing Party shall mean Closing Date activated pagers in service of that Contributing Party and its Subsidiaries (whether direct or indirect through resellers, dealers or other agents) billable for the subsequent month (and collectible for the purposes of calculating the adjustment set forth in Section 3.2), excluding any pagers that are not on billing or are billed at $0.00 (including, without limitation, pagers with employees and demo or spare pagers with customers) or in respect of which the customer's account is more than 90 days delinquent and for which no payment has been received for 60 days.

          "PERMITS" shall mean in respect of any Contributing Party, all licenses, permits, approvals, authorizations or consents, certificates of compliance, franchise approvals or other similar authorizations of any Governmental Authority necessary for the conduct of the Business of that Contributing Party and its Subsidiaries, other than FCC Licenses.

          "PERMITTED ENCUMBRANCES" shall mean (i) minor liens which in aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto, (ii) liens arising pursuant to Personal Property Leases of a Contributing Party, and (iii) in the case of the TSR Paging Assets, liens granted pursuant to the TSR Paging Credit Agreement and in respect of any TSR Paging Assumed Liabilities.

          "PERSON" shall mean any individual, partnership, corporation, trust, association, unincorporated organization, government or any department or agency thereof or any other entity.

          "PERSONAL PROPERTY LEASES" of any Contributing Party shall mean all of the existing leases with respect to the personal property of that Contributing Party and its Subsidiaries.

          "PROPRIETARY RIGHTS" of any Party shall mean that Contributing Party's and its Subsidiaries' (i) domestic and foreign registrations of trademarks and other marks, trade names and trade rights, (ii) pending applications for such registrations, (iii) patents and applications therefor, (iv) trademarks and other marks, trade names and other trade rights whether or not registered, (v) copyrights and registrations thereof, (vi) trade secrets, designs, plans, specifications, technical information and other proprietary rights and (vii) rights under any licenses to such Contributing Party or its Subsidiaries to use any copyrights, marks, trade names, trade rights, patents or other proprietary rights.

          "PUC" shall mean any state public utilities commission, public service commission or other similar agency.

          "REAL PROPERTY LEASES" of any Contributing Party shall mean all real property leases entered into by such Contributing Party or any of its Subsidiaries.

          "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "REPRESENTATIVE" of any Person shall mean any officer, director, principal, attorney, agent, analyst, consultant or other representative of such Person.

          "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

          "SEC" shall mean the Securities and Exchange Commission or any successor body thereto.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SUBSIDIARY" shall mean each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests. Unless otherwise specified, for the purposes of this Agreement AMS shall be considered a Subsidiary of TDS and API.

          "TAX" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          "TRANSFER" shall mean and includes the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of, pledging, hypothecating or otherwise transferring as security (and correlative words shall have correlative meanings).

          "TSR PAGING BUSINESS" shall mean the business and operations of TSR Paging relating generally to the provision of paging and wireless messaging services, the sale and support of pagers, cellphones, PCS phones, 2-way radios and accessories and other telecommunications-related products and services and the provision of technical and repair services in connection therewith, as well as the provision of long distance telephone resale services.

          "TSR PAGING EXCLUDED ASSETS" shall mean all refunds of any Tax that TSR Paging, any shareholder of TSR Paging and any member of an affiliated, consolidated, combined or unitary group of which TSR Paging is also a member, paid pursuant to Section 5.22, Section 14.4.1 or Section 14.5.2.

          "TSR PAGING FINANCIAL STATEMENTS" shall mean (i) the audited balance sheet of TSR Paging as of December 31, 1996, (and, following delivery thereof to TDS, as of December 31, 1997), and the related statement of income and cash flow of TSR Paging for the year ended December 31, 1996 (and, following delivery thereof to TDS, as of December 31, 1997), (the "TSR PAGING AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited balance sheet of TSR Paging dated September 30, 1997, and the related unaudited statement of income of TSR Paging for the nine (9) months ended September 30, 1997 and the cash flow statement of TSR Paging for the nine (9) months ended September 30, 1997 (the "TSR PAGING UNAUDITED FINANCIAL STATEMENTS").

     1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

     Term                                      Section
     -----                                     -------

     "API ASSETS"                             Section 2.3
     "API ASSUMED LIABILITIES"                Section 2.4
     "API ASSUMPTION DOCUMENT"                Section 4.3.2
     "API PCD TAX RETURNS"                    Section 6.22.1
     "API CONTRACTS"                          Section 6.7
     "API EXCLUDED LIABILITIES"               Section 2.5
     "API FACILITIES"                         Section 6.21.1
     "API FCC LICENSE APPLICATION"            Section 6.13.2
     "API FCC LICENSE"                        Section 6.13.1
     "API INVENTORY"                          Section 6.10
     "API LEASED REAL PROPERTY"               Section 6.6
     "API 929 MHz EXCLUSIVE FREQUENCY"        Section 6.13.1(iii)
     "API PCD TAXES"                          Section 6.22.1
     "API PERSONAL PROPERTY LEASES"           Section 6.7.1
     "API PAGER SHORTFALL"                    Section 3.2.2
     "API REVENUE SHORTFALL"                  Section 3.2.2
     "API WITHHOLDING TAXES"                  Section 6.22.1
     "ASSETS"                                 Section 13.1
     "AUDITOR"                                Section 3.2.5
     "AUGUST CERTIFICATE"                     Section 10.9
     "TSR WIRELESS INDEMNITEES"               Section 14.4.1
     "TSR WIRELESS"                           Preamble
     "CLAIM NOTICE"                           Section 14.4.5
     "CLAIM"                                  Section 14.4.5
     "CLOSING"                                Section 4.1
     "CONFIDENTIAL INFORMATION"               Section 15.12.1
     "CONSULTANT"                             Section 10.1.2
     "DAMAGES"                                Section 14.4.1
     "EXCHANGE ACT"                           Section 6.14.3
     "EXTENSION OPTION"                       Section 15.1.1(v)
     "FCC 929 MHz EXCLUSIVE FREQUENCY"        Section 5.13.1(iii)
     "FICA"                                   Section 9.2.5
     "FUTA"                                   Section 9.2.5
     "INDEMNITEES"                            Section 14.4.2
     "INVESTMENT DOCUMENTS"                   Section 5.7.1
     "IRS"                                    Section 5.22.2
     "JULY CERTIFICATE"                       Section 10.9
     "JUNE CERTIFICATE"                       Section 10.9
     "MEMBERSHIP INTERESTS"                   Recitals

     "MERGER"                                 Recitals
     "MIS CHARGES                             Section 2.4.2
     "OFFER DOCUMENTS"                        Section 10.6.2
     "OFFER"                                  Section 10.6.1
     "OPTION AGREEMENT"                       Recitals
     "OTHER FILINGS"                          Section 10.9.1
     "PROPOSED API ACQUISITION TRANSACTION"   Section 10.1
     "SCHEDULE 14D-9"                         Section 10.7.1
     "SEC REPORTS"                            Section 6.14.3
     "SHAREHOLDERS' MEETING"                  Section 10.9
     "SHARES"                                 Section 10.6.1
     "TDS"                                    Preamble
     "TDS INDEMNITEES"                        Schedule 14.4.1
     "THIRD PARTY NOTICE"                     Section 14.4.5
     "TRANSFERORS"                            Preamble
     "TRANSFER TAXES"                         Section 14.5.2
     "TSR PAGING"                             Preamble
     "TSR PAGING ASSETS"                      Section 2.1
     "TSR PAGING ASSUMED LIABILITIES"         Section 2.2
     "TSR PAGING ASSUMPTION DOCUMENT"         Section 4.2
     "TSR PAGING PCD TAX RETURNS"             Section 5.22.1
     "TSR PAGING CONTRACTS"                   Section 5.7
     "TSR PAGING CREDIT AGREEMENT"            Section 5.7.1 (xii)
     "TSR PAGING EMPLOYEES"                   Section 9.3.1
     "TSR PAGING FACILITIES"                  Section 5.21.1
     "TSR PAGING FCC LICENSE APPLICATION"     Section 5.13.2
     "TSR PAGING FCC LICENSE"                 Section 5.13.1
     "TSR PAGING INDEMNITEES"                 Section 14.4.2
     "TSR PAGING INVENTORY"                   Section 5.6
     "TSR PAGING LEASED REAL PROPERTY"        Section 5.6
     "TSR PAGING 929 MHz EXCLUSIVE FREQUENCY" Section 5.13.1(iii)
     "TSR PAGING PCD TAXES"                   Section 5.22.1
     "TSR PAGING PERSONAL PROPERTY LEASES"    Section 5.7.1
     "TSR PAGING PAGER SHORTFALL"             Section 3.2.1
     "TSR PAGING REVENUE SHORTFALL"           Section 3.24.1
     "TSR PAGING WITHHOLDING TAXES"           Section 5.22.1
     "TSR WIRELESS"                           Recitals
     "UNIT ADJUSTMENTS"                       Section 3.2.3

     "UNITS"                                  Section 3.2.3
     "WIRE TRANSFER"                          Section 15.1.1(v)

                                   ARTICLE II

                             CONTRIBUTION OF ASSETS

     2.1 CONTRIBUTION OF TSR PAGING ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, TSR Paging will convey, transfer, assign and deliver to TSR Wireless, and TSR Wireless will acquire from TSR Paging, all of the right, title and interest of TSR Paging in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, other than the TSR Paging Excluded Assets (collectively, the "TSR PAGING ASSETS"), including, without limitation, all of TSR Paging's right, title and interest in the following:

          2.1.1 All accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses of TSR Paging;

          2.1.2 All cash and cash equivalents of TSR Paging on hand or in banks, certificates of deposit, money market funds and securities;

          2.1.3   All TSR Paging Contracts;

          2.1.4 All TSR Paging Real Property Leases and all TSR Paging Personal Property Leases;

          2.1.5   Intentionally omitted.

          2.1.6   All Leasehold Improvements of TSR Paging;

          2.1.7   All Fixtures and Equipment of TSR Paging;

          2.1.8   All TSR Paging Inventory;

          2.1.9   All Books and Records of TSR Paging;

          2.1.10  All Proprietary Rights of TSR Paging;

          2.1.11  All Permits of TSR Paging;

          2.1.12 All computer software of TSR Paging, to the extent transferable;

          2.1.13 All insurance policies of TSR Paging, to the extent assignable;

          2.1.14 All available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the TSR Paging Business;

          2.1.15 All rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the TSR Paging Assets or services furnished to TSR Paging to the extent such warranties, representations and guarantees are assignable;


          2.1.16 All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the TSR Paging Assets, the TSR Paging Business or the TSR Paging Assumed Liabilities, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services rendered by TSR Paging on or prior to the Closing Date; and

          2.1.17 All FCC Licenses, FCC License Applications owned or used in the operation of the TSR Paging Business held by TSR Paging including, without limitation, those FCC Licenses and FCC License Applications listed on TSR Paging Disclosure Letter Schedule 5.13.

     2.2 ASSUMPTION OF TSR PAGING LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, TSR Wireless shall assume and become responsible for all Liabilities of TSR Paging (the "TSR PAGING ASSUMED LIABILITIES"), including, without limitation:

          2.2.1 All Liabilities accruing, arising out of, or relating to events or occurrences under the TSR Paging FCC Licenses, TSR Paging FCC License Applications, TSR Paging Contracts, TSR Paging Real Property Leases and TSR Paging Personal Property Leases;

          2.2.2 All accounts payable, accrued expenses and other current Liabilities of TSR Paging;

          2.2.3   All Financing Obligations of TSR Paging;

          2.2.4 All Liabilities arising out of TSR Wireless's employment of all employees of TSR Paging, including all Liabilities under any Employee Plan of TSR Paging or any ERISA Affiliate of TSR Paging; and

          2.2.5 All Liabilities for Taxes of TSR Paging except any Tax for which TSR Paging, any shareholder of TSR Paging, or any member of an affiliated, consolidated, combined or unitary group of which TSR Paging is also a member, is liable pursuant to Section 5.22, Section 14.4.1 or Section 14.5.2.

     2.3 CONTRIBUTION OF API ASSETS. Upon the terms and subject to the conditions contained herein and subject to Section 2.6, at the Closing, TDS shall cause API and each of its Subsidiaries to convey, transfer, assign and deliver to TSR Wireless, and TSR Wireless will acquire from API and such Subsidiaries, all of the right, title and interest of API and such Subsidiaries in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, except for the API Excluded Assets (collectively, the "API ASSETS"), including, without limitation, all of API's and such Subsidiaries' right, title and interest in the following:

          2.3.1 All accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses of API and its Subsidiaries (except in connection with insurance policies of API or its Subsidiaries);

          2.3.2 All cash and cash equivalents of API and its Subsidiaries on hand, in the TDS cash management system, or in banks, certificates of deposit, money market funds and securities, including such cash as is necessary to ensure that the consolidated Net Working Capital, excluding any API Intercompany Liabilities (but including the MIS Charges), of API and its Subsidiaries on the Closing Date calculated in accordance with GAAP on a consistent basis with current practice is $9,800,000 and, if necessary, TDS shall advance or contribute to API such cash as is necessary to enable API to comply with this
Section 2.3.2;

          2.3.3   All API Contracts, unless rejected by TSR Paging pursuant to
Section 2.6.2;

          2.3.4   All API Real Property Leases and all API Personal Property
Leases;

          2.3.5   Intentionally omitted;

          2.3.6   All Leasehold Improvements of API and its Subsidiaries;

          2.3.7   All Fixtures and Equipment of API and its Subsidiaries;

          2.3.8   All API Inventory;

          2.3.9   All Books and Records of API and its Subsidiaries;

          2.3.10  All Proprietary Rights of API and its Subsidiaries;

          2.3.11 All Permits of API and its Subsidiaries to the extent transferable;

          2.3.12 All computer software of API and its Subsidiaries to the extent transferable;

          2.3.13  Intentionally omitted;

          2.3.14 All available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the API Business;

          2.3.15 All rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the API Assets or services furnished to API or its Subsidiaries, to the extent such warranties, representations and guarantees are assignable;

          2.3.16 All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the API Assets or the API Assumed Liabilities, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services rendered by API or its Subsidiaries on or prior to the Closing Date;

          2.3.17 All FCC Licenses and FCC License Applications owned or used in the operation of the API Business held by API, API's Subsidiaries (including but not limited to Advanced Wireless Messaging, Inc.), TDS or any Subsidiary of TDS, including, without limitation, those FCC Licenses and FCC License Applications listed on TDS Disclosure Letter Schedule 6.13; and

          2.3.18 All right, title and interest of API in AMS unless rejected by TSR Paging pursuant to Section 2.6.2.

     2.4 ASSUMPTION OF API LIABILITIES. Upon the terms and subject to the conditions contained herein and subject to Section 2.6, at the Closing, TSR Wireless shall assume the following, and only the following, Liabilities of API and its Subsidiaries (the "API ASSUMED LIABILITIES");

          2.4.1 All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under (i) the API FCC Licenses and the API FCC License Applications; (ii) Contracts listed on TDS Disclosure Letter Schedules 6.6 and 6.7 and not rejected by TSR Paging pursuant to Section 2.6.2, or under Contracts which are not listed on TDS Disclosure Letter Schedules 6.6 and 6.7, but which TSR Paging, in its sole discretion, elects to accept and assume; and (iii) Real Estate Leases and Personal Property Leases; but not including any Liability for any Default under any FCC License, FCC License Application or Contract, Real Estate Lease or Personal Property Lease in each case, of API or any of its Subsidiaries occurring on or prior to the Closing Date or occurring after the Closing Date as a result of actions or omissions prior to the Closing Date; and

          2.4.2 All of API's and its Subsidiaries' current liabilities set forth on the API Interim Balance Sheet or incurred after the Interim Balance Sheet Date (i) in the ordinary course of business, (ii) consistent with amounts historically incurred and (iii) in compliance with the terms of this Agreement other than (x) the API Intercompany Liabilities, but including monthly service charges of TDS for API's use of certain computer facilities and processing services of TDS ("MIS CHARGES"), (y) any Tax excluded pursuant to
Section 2.5.2 and (z) any Liabilities excluded pursuant to Section 2.5.1 to the extent not included in current liabilities.


     2.5 API LIABILITIES. Notwithstanding any other provision of this Agreement, TSR Wireless shall not assume, or otherwise be responsible for, (i) any Liabilities of TDS or (ii) except for the Assumed Liabilities expressly specified in Section 2.4, any Liabilities of API or any of its Subsidiaries, in each case whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("API EXCLUDED LIABILITIES"), which API Excluded Liabilities include, without limitation:

          2.5.1 Any Liabilities to or in respect of any employees or former employees of API or any of its Subsidiaries including without limitation (i) any employment agreement, whether or not written, between API or any of its Subsidiaries and any Person, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to API or any of its Subsidiaries, or any ERISA Affiliate of API or any of its Subsidiaries or TDS or under which API or any of its Subsidiaries or TDS may incur any Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to API's or any of its Subsidiaries withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date.

          2.5.2 Any Liability of API or any of its Subsidiaries in respect of any Tax except any Tax Liability (other than income tax) included within current liabilities described in Section 2.4.2.

          2.5.3 Any Liability arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from services performed by or on behalf of API or any of its Subsidiaries or any other Person or entity on or prior to the Closing Date;

          2.5.4 Any Liability of API or any of its Subsidiaries arising out of or related to any Action against or any Action which adversely affects the API Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

          2.5.5 Any Liability of API or any of its Subsidiaries resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement except as otherwise provided in Sections 3.3 and 14.5.2;

          2.5.6   Any Financing Obligations of API or its Subsidiaries;

          2.5.7   The API Intercompany Liabilities except for the MIS Charges;

          2.5.8   Any Liability for violation of any Environmental Law;

          2.5.9 Any Liability in respect of any Facility formerly owned, leased or occupied by API or any of its Subsidiaries or any predecessor thereto; and

          2.5.10 Any Liability arising in respect of any Claim by any shareholder of TDS or API (except for the MIS Charges).

     2.6  ASSETS AND LIABILITIES OF AMS; REJECTED ASSETS

          2.6.1 AMS. Notwithstanding any other provision of this Agreement, TSR Wireless shall not assume any API Assets which are assets of AMS or any Liabilities of AMS other than Liabilities to the BIRD Foundation which constitute Liabilities of API assumed hereunder, which shall remain with AMS following the Closing.

          2.6.2 REJECTED API ASSETS. TSR Paging in its sole discretion may reject (i) any API Assets not listed or described on the Disclosure Schedule, except those not required to be so disclosed, (ii) any API Contract with a third party airtime vendor, provided however that TSR Wireless shall enter into a "back to back" contract with API to resell such airtime on the same financial terms as the rejected third party airtime vendor Contracts, but otherwise on terms similar to TSR Paging's usual terms, and (iii) the interests of API (and any of its Subsidiaries) in AMS, and any Liabilities associated therewith by notice to TDS at any time on or prior to the Closing Date, in which case any such API Assets shall be excluded from the sale hereunder and the definition of API Assets shall be modified accordingly.


                                   ARTICLE III

                        ISSUANCE OF MEMBERSHIP INTERESTS

     3.1 ISSUANCE OF MEMBERSHIP INTERESTS. Unless TSR Paging shall have exercised the Extension Option, in which case the provisions of Section 3.4 shall apply and the provisions of this Section 3.1 shall not apply, on the Closing Date, TSR Wireless shall issue to the Transferors an aggregate of 20,000,000 Units of TSR Wireless (the "UNITS"), which Units shall represent Membership Interests of TSR Wireless in exchange for the Assets which are being contributed to, and the Liabilities being assumed by, TSR Wireless pursuant to this Agreement, which Units shall reflect the total value of the assets contributed to, and the Liabilities assumed by, TSR Wireless but not any other Contributed Property (as defined in the TSR Wireless LLC Agreement) already contributed to TSR Wireless on or before Closing and which shall be apportioned, subject to adjustment as set forth in Section 3.2, between the Transferors as follows:

     3.1.1     to TSR Paging, 14,000,000 Units, and

     3.1.2     to TDS, 6,000,000 Units.

     3.2  POST-CLOSING ADJUSTMENT.

          3.2.1 CERTIFICATION BY TSR PAGING. Within forty-five (45) Business Days after the Closing Date, TSR Paging shall certify to TDS and TSR Wireless (i) the number of Pagers in Service of TSR Paging as of the Closing Date and (ii) the Net Monthly Pager Revenue of TSR Paging for the month ended the Closing Date. If the number of Pagers in Service of TSR Paging as of the Closing Date is less than 1,260,000, and/or the Net Monthly Pager Revenue of TSR Paging for the month ended on the Closing Date is less than $5,500,000, then the certificate shall state the shortfall in the number of Pagers in Service of TSR Paging ("TSR PAGING PAGER SHORTFALL") and the shortfall in the Net Monthly Pager Revenue of TSR Paging ("TSR PAGING REVENUE SHORTFALL"). The provisions of this Section 3.2.1 shall not be deemed to diminish the rights of TSR Wireless or TDS under Section 14.4.

          3.2.2 CERTIFICATION BY TDS. Within forty-five (45) Business Days after the Closing Date, TDS shall certify to TSR Paging and TSR Wireless (i) the number of Pagers in Service of API for the month ended the Closing Date and
(ii) the Net Monthly Pager Revenue of API as of the Closing Date. If the number of Pagers in Service of API as of the Closing Date is less than 775,000, and/or the Net Monthly Pager Revenues of API for the month ended the Closing Date is less than $5,800,000, then the certificate shall state the shortfall in the number of Pagers in Service of API ("API PAGER SHORTFALL") and the shortfall in the Net Monthly Pager Revenues of API ("API REVENUE SHORTFALL"). The provisions of this Section 3.2.2 shall not be deemed to diminish the rights of TSR Wireless or TSR Paging under Section 14.4.

          3.2.3     UNIT ADJUSTMENT.  Promptly, and in any event within five
(5) Business Days following receipt of the certificates referred to above, TSR Wireless shall calculate and certify to the Transferors the adjustments to be made to the Units allocated to each Transferor hereunder, as of the Closing Date, to be made as follows (the "UNIT ADJUSTMENTS"):

          (i) The number of Units allocated to TSR Paging hereunder on the Closing shall be reduced by the greater of (a) the product of the TSR Paging Pager Shortfall multiplied by 9.828, and (b) the product of the TSR Paging Revenue Shortfall multiplied by 1.770, and the excess Units and the Membership Interests represented by the Units shall be cancelled by TSR Wireless, effective as of the Closing Date; and

          (ii) The number of Units allocated to TDS hereunder on the Closing shall be reduced by the greater of (a) the product of the API Pager Shortfall (if greater than 77,500) multiplied by 9.828, and (b) the product of the API Revenue Shortfall (if greater than $580,000) multiplied by 1.770, and the excess Units and the Membership Interests represented by the Units shall be cancelled by TSR Wireless, effective as of the Closing Date.

          3.2.4 DISPUTED UNIT ADJUSTMENT. If either Transferor shall disagree with the Unit Adjustment, which disagreement shall be limited to the number of Pagers in Service or the Net Monthly Pager Revenue, the Pager Shortfall or the Revenue Shortfall certified by the other Transferor or TSR Wireless's failure to apply the standards and correctly perform the calculations of the Unit Adjustments set forth in Section 3.2.3, it shall notify the other Transferor and TSR Wireless of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) Business Days after receipt of the applicable certificate.

          3.2.5 RESOLUTION OF DISPUTED UNIT ADJUSTMENT AMOUNT. The Transferors shall use their reasonable efforts for a period of thirty (30) calendar days after (i) the delivery of a notice pursuant to Section 3.2.4 above (or such longer period as the Transferors shall mutually agree upon), or after Closing if Section 3.4 is applicable, to resolve any disagreements raised by a Transferor with respect to the number of Pagers in Service, the Net Monthly Pager Revenue, the Pager Shortfall or the Revenue Shortfall of the other Transferor (as set forth in the June Certificate, if applicable) or the calculation of the Unit Adjustments or the Unit Allocation pursuant to
Section 3.4, as the case may be. If, at the end of such period, the Transferors and TSR Wireless are unable to resolve all such disagreements, Arthur Andersen LLP (the "AUDITOR") shall resolve any remaining disagreements. The Auditor shall determine whether the Pagers in Service, the Net Monthly Pager Revenue, the Pager Shortfall and the Revenue Shortfall were correctly certified by the relevant Transferor, only with respect to the remaining differences submitted to the Auditor, and whether and to what extent, if any, the Unit Adjustment requires further adjustment. The determination of the Auditor shall be final, binding and conclusive on the parties. The Transferors and TSR Wireless shall use their reasonable efforts to cause the Auditor to make its determination within thirty (30) calendar days of accepting its selection. Within ten (10) calendar days after the date of determination of the Auditor, the Units of the Transferors allocated hereunder shall be adjusted by the Unit Adjustment as determined by the Auditor in the manner set forth in Section 3.2.3 and the Membership Interest represented by the Units shall be correspondingly adjusted. The fees and expenses of the Auditor shall be borne by the Transferors equally or as otherwise determined by the Auditor.

     3.3 CLOSING COSTS; TRANSFER FEES. The cost of any surveys, title reports or title searches, and the recording or filing of all applicable conveyancing instruments incurred by reason of the transfer of Assets hereunder will be paid by the TSR Wireless upon the Closing.

     3.4 UNIT ALLOCATION FOLLOWING EXERCISE OF EXTENSION OPTION. If TSR Paging shall have exercised the Extension Option, on the Closing Date, TSR Wireless shall issue 14,000,000 Units to TSR Paging and shall issue to TDS the number of Units as results from subtracting from 6,000,000 the greater of (i) the product of the API Pager Shortfall as at June 30, 1998 multiplied by 9.828 and (ii) the product of the API Revenue Shortfall for the month ended June 30, 1998 multiplied by 1.770, each as set forth on the June Certificate, subject to adjustment after Closing as set forth in Section 3.2.5 upon the request of either Transferor on the Closing Date.


                                   ARTICLE IV

                                     CLOSING

     4.1 CLOSING. The Closing of the transactions contemplated herein (the "CLOSING") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 885 Third Avenue, New York, New York, unless the parties hereto otherwise agree.

     4.2  CONVEYANCES BY TSR PAGING AT CLOSING.

          4.2.1 INSTRUMENTS AND POSSESSION. To effect the acquisition and assumption referred to in Section 2.1, TSR Paging will, at the Closing, execute and deliver to TSR Wireless:

               (i) one or more instruments of conveyance conveying in the aggregate all of TSR Paging's owned personal property included in the TSR Paging Assets;

               (ii) the Exchange and Registration Rights Agreement duly executed by the Stockholders and the Investors (as defined therein) in substantially the form attached as Exhibit A (the "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT");

               (iii) Assignments of Lease with respect to the TSR Paging Real Property Leases and the TSR Paging Personal Property Leases;

               (iv) an Assignment of the TSR Paging Contracts;

               (v) Assignments of those Proprietary Rights included in the TSR Paging Assets, in recordable form to the extent necessary to assign such rights;

               (vi) such of the Ancillary Agreements to which TSR Paging is a party;

               (vii) such other instruments as shall be reasonably requested by TSR Wireless to vest in TSR Wireless such right, title or interest in and to the TSR Paging Assets in accordance with this Agreement;

               (viii) the certificates, opinions of counsel and other documents to be delivered by TSR Paging described in Article XII; and

               (ix) the Consents and Authorizations of TSR Paging.

          4.2.2 ASSUMPTION AND OTHER DOCUMENTS. To effect the acquisition and assumption referred to in Section 2.2, at the Closing, TSR Wireless shall execute and deliver to TSR Paging:

               (i) an instrument of assumption evidencing TSR Wireless's assumption, pursuant to Section 2.2, of the TSR Paging Assumed Liabilities (the "TSR PAGING ASSUMPTION DOCUMENT");

               (ii) the Ancillary Agreements, duly signed by TSR Wireless; and

               (iii) such other instruments as shall be reasonably requested by TSR Paging to evidence TSR Wireless's assumption of the Assumed Liabilities in accordance with this Agreement.

     4.3  CONVEYANCES BY TDS AT CLOSING.

          4.3.1 INSTRUMENTS AND POSSESSION. To effect the acquisition and assumption referred to in Section 2.3, TDS will, or will cause API or its Subsidiaries, as appropriate, to, at the Closing, execute and deliver to TSR
Wireless:

               (i) one or more instruments of conveyance conveying in the aggregate all of API's and its Subsidiaries' owned personal property included in the API Assets:

               (ii) Assignments of Lease with respect to the API Real Property Leases and the API Personal Property Leases;

               (iii)     an Assignment of the API Contracts;

               (iv) Assignments of those Proprietary Rights included in the API Assets, in recordable form to the extent necessary to assign such rights;

               (v) such of the Ancillary Agreements to which API and/or TDS is a party;

               (vi) such other instruments as shall be reasonably requested by TSR Wireless to vest in TSR Wireless such right, title or interest in and to the API Assets in accordance with this Agreement;

               (vii) the certificates, opinions of counsel and other documents to be delivered by TDS described in Article XI; and

               (viii)    the Consents and Authorizations of API.

          4.3.2 ASSUMPTION AND OTHER DOCUMENTS. To effect the acquisition and assumption referred to in Section 2.4, at the Closing, TSR Wireless shall execute and deliver to TDS or API and its Subsidiaries, as the case may be:

               (i) an instrument of assumption evidencing TSR Wireless's assumption, pursuant to Section 4, of the API Assumed Liabilities (the "API ASSUMPTION DOCUMENT");

               (ii) the Ancillary Agreements duly signed by TSR Wireless; and

               (iii) such other instruments as shall be reasonably requested by TDS to evidence TSR Wireless's assumption of the API Assumed Liabilities in accordance with this Agreement.

     4.4 FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the party or parties in whose favor the document runs.

     4.5 CERTIFICATES; OPINIONS. The Transferors and TSR Wireless shall deliver the certificates, opinions of counsel and other documents described in Articles XI and XII.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF TSR PAGING


     TSR Paging hereby represents and warrants to TDS and TSR Wireless as follows:

     5.1 ORGANIZATION OF TSR PAGING. TSR Paging is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TSR Paging is duly qualified under the FCC Rules and Policies to hold a controlling interest in the TSR Wireless as contemplated herein. TSR Paging is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of TSR Paging, and all amendments thereto, heretofore delivered to TSR Wireless are accurate and complete as of the date hereof. TSR Paging Disclosure Letter Schedule 5.1 lists all jurisdictions in which TSR Paging is qualified to do business as a foreign corporation.

     5.2 AUTHORIZATION. TSR Paging has all requisite corporate power and authority to own, lease and operate the TSR Paging Assets, to conduct the TSR Paging Business as it is presently being conducted, to execute and deliver this Agreement, the Ancillary Agreements and the Option Agreement and to perform its obligations hereunder and thereunder including, without limitation, the transfer of the TSR Paging Assets. The execution and delivery of this Agreement, the Ancillary Agreements and the Option Agreement by TSR Paging and the consummation by TSR Paging of the transactions contemplated hereby and thereby have been duly approved by the board of directors of TSR Paging. No other corporate proceedings on the part of TSR Paging is necessary to authorize the entering into and the performance of this Agreement, the Ancillary Agreements and the Option Agreement and the transactions contemplated hereby and thereby including, without limitation, transfer of the TSR Paging Assets. This Agreement and the Option Agreement have been duly executed and delivered by TSR Paging and are legal, valid and binding obligations of TSR Paging and each of the Ancillary Agreements to which TSR Paging is to be a party when executed at Closing will constitute legal, valid and binding obligations of TSR Paging, enforceable against TSR Paging in accordance with their respective terms.

     5.3  SUBSIDIARIES.  TSR Paging has no Subsidiaries.

     5.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, except as contemplated by this Agreement, there has not been any:

          5.4.1 Material Adverse Change in respect of TSR Paging, the TSR Paging FCC Licenses and/or the TSR Paging FCC License Applications;

          5.4.2 change in accounting methods, principles or practices by TSR Paging, except as required by law or by generally applicable changes instituted in the accounting profession;

          5.4.3 material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the TSR Paging Business;

          5.4.4 sale, assignment or transfer of any material portion of the TSR Paging Assets other than sales of Inventory in the ordinary course of business;

          5.4.5 cancellation or termination of any material Contract of TSR Paging;

          5.4.6 institution of settlement of or agreement to settle any Action relating to the TSR Paging Business or the TSR Paging Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $200,000 in the aggregate; or

          5.4.7 agreement by TSR Paging to do, or any action or omission by TSR Paging which is likely to result in, any of the representations and warranties set forth in the preceding clauses 5.4.1 through 5.4.6 becoming untrue other than as expressly provided for herein.

     5.5 ASSETS. TSR Paging has and will transfer good and marketable title to the TSR Paging Assets and, upon the consummation of the transactions contemplated hereby, TSR Wireless will acquire good title to all the TSR Paging Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. The TSR Paging Assets include all assets necessary for the conduct of the TSR Paging Business as presently conducted.

     5.6 TSR PAGING REAL PROPERTY. TSR Paging owns no Real Property. TSR Paging Disclosure Letter Schedule 5.6 contains a complete and accurate list of all Real Property Leases of TSR Paging ("TSR PAGING LEASED REAL PROPERTY" distinguishing between the stores, transmission sites, office premises and warehouses comprising the TSR Paging Leased Real Property.

          5.6.1     INTENTIONALLY OMITTED.

          5.6.2 ACTIONS. There are no pending or, to the knowledge of TSR Paging, threatened condemnation proceedings or other Actions with respect to any TSR Paging Leased Real Property.

          5.6.3 REAL PROPERTY LEASES OR OTHER AGREEMENTS. Except for the TSR Paging Real Property Leases listed on TSR Paging Disclosure Letter Schedule 5.6, there are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any TSR Paging Leased Real Property. With respect to each TSR Paging Real Property Lease, TSR Paging has and will transfer to TSR Wireless at the Closing a valid leasehold interest in the leasehold estate, free and clear of all Encumbrances other than Permitted Encumbrances. All TSR Paging Real Property Leases are valid, binding and enforceable in all material respects in accordance with their terms and are in full force and effect. TSR Paging enjoys peaceful and undisturbed possession of all real property subject to such TSR Paging Real Property Leases, and TSR Paging has in all material respects performed all the material obligations required to be performed by it through the date hereof with respect to such TSR Paging Real Property Leases, and each TSR Paging Real Property Lease is assignable (upon receipt of necessary landlord Consents) in connection with the transactions contemplated hereby.

          5.6.4 CERTIFICATE OF OCCUPANCY. TSR Paging has received all required material approvals of Governmental Authorities (including, without limitation, Permits and material certificates of occupancy or other similar certificates permitting lawful occupancy of the TSR Paging Leased Real Property) required in connection with the present use of the TSR Paging Leased Real Property and all improvements thereon.

          5.6.5 UTILITIES. All TSR Paging Leased Real Property and the improvements thereon are supplied with utilities and other services necessary for the operation of such facilities as currently operated.

          5.6.6 IMPROVEMENTS, FIXTURES AND EQUIPMENT. All Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by TSR Paging on the TSR Paging Leased Real Property are sufficient in all material respects for the operation of the TSR Paging Business as presently conducted.

          5.6.7 NO SPECIAL ASSESSMENT. TSR Paging has not received notice of any special assessment relating to any TSR Paging Leased Real Property or any portion thereof, and TSR Paging has no knowledge of any pending or threatened special assessment, other than any special assessments disclosed in TSR Paging Disclosure Letter Schedule 5.6.

     5.7  CONTRACTS AND COMMITMENTS.

          5.7.1 CONTRACTS. TSR Paging Disclosure Letter Schedule 5.7 sets forth a complete and accurate list of all Contracts of TSR Paging of the following categories:

               (i)  Reseller Contracts for over 2,000 pagers;

               (ii) Sales, commission, consulting, agency or advertising Contracts which are not cancelable on thirty (30) calendar days notice and, in the case of advertising Contracts, which could result in payments of over $50,000 over the life of the Contract;

               (iii) Options to buy any property, real or personal, or options to sell or sublet any TSR Paging Leased Real Property or personal property included in the TSR Paging Assets;

               (iv) Contracts involving expenditures or Liabilities in excess of $250,000 over the life of the Contract or otherwise material to TSR Paging;

               (v) Contracts containing covenants limiting the freedom of TSR Paging to engage in any line of business or compete with any Person;

               (vi) Intentionally omitted;

               (vii) All Contracts with Local Exchange Carriers, whether incumbent, independent, competitive or otherwise (collectively "LECs", for provision of interconnection services and facilities (collectively, "INTERCONNECTION") to TSR Paging ("TSR Paging INTERCONNECTION CONTRACTS"), including: (a) all such TSR Paging Interconnection Contracts regardless of whether such agreements have yet been submitted to or approved by the relevant PUCs; (b) a listing of any requests for Interconnection filed by TSR Paging with PUC(s) pursuant to Section 252(a) of the Communications Act and a brief description of the status of the PUC proceeding with respect to each such request; (c) a brief description of outstanding negotiations between TSR Paging and LECs regarding provision of Interconnection by LECs regardless of whether such negotiations are pursuant to a request for Interconnection submitted by TSR Paging pursuant to Section 252(a) of the Communications Act; and (d) any related agreements between TSR Paging and LECs regarding Interconnection;

               (viii) All Personal Property Leases of TSR Paging ("TSR PAGING PERSONAL PROPERTY LEASES"), excluding Contracts with customers for lease of pagers and excluding non-material Personal Property Leases entered into in the ordinary course of business;

               (ix) All Contracts not listed pursuant to Sections 5.7.1(i) through 5.7.1(viii) but which are (a) material to the TSR Paging Business; or
(b) not made in the ordinary course of the TSR Paging Business;

               (x) the securities purchase agreement dated July 17, 1995 between, inter alia, the Investors and TSR Paging and the option agreement, investment agreement and form of notes ancillary thereto (the "INVESTMENT DOCUMENTS");

               (xi) any TSR Paging Employee Plan, any employment agreements between TSR Paging and Phil Sacks, Leonard P. DiSavino and Mitchell L. Sacks and any stock option or phantom stock or other equity based plan of TSR Paging; and

               (xii) the Third Amended and Restated Credit Agreement among TSR Paging and First National Bank of Chicago dated as of October 29, 1997 (the "TSR PAGING CREDIT AGREEMENT").

TSR Paging has delivered or made available to TDS true, correct and complete copies of each of the Contracts listed on TSR Paging Disclosure Letter Schedule 5.7, including all amendments and supplements thereto other than TSR Paging Personal Property Leases with individual customers on standard forms (the standard forms having been supplied).

          5.7.2 ABSENCE OF BREACHES OR DEFAULTS. All of the Contracts to which TSR Paging is a party or bound ("TSR PAGING CONTRACTS") are valid and in full force and effect. TSR Paging has duly performed all of its material obligations under such Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, such Contracts by TSR Paging, or, to TSR Paging's knowledge, any other party has occurred and neither TSR Paging, nor, to TSR Paging's knowledge, any other party has repudiated any material provisions thereof. No material violation of, or material default or breach under, has occurred with respect to the Investment Documents by TSR Paging, or to TSR Paging's knowledge, its Stockholders.

          5.7.3 PRODUCT WARRANTY. TSR Paging has committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of TSR Paging, with respect to products sold, or services rendered prior to the Closing.

     5.8  INTENTIONALLY OMITTED.

     5.9 OPERATION OF THE TSR PAGING BUSINESS. Except as set forth in TSR Paging Disclosure Letter Schedule 5.9, (i) TSR Paging has conducted the TSR Paging Business only through TSR Paging and not through any other divisions or any direct or indirect Subsidiary or Affiliate of TSR Paging and (ii) no part of the TSR Paging Business is operated by TSR Paging through any entity other than TSR Paging.

     5.10 INVENTORY. All Inventory of TSR Paging ("TSR PAGING INVENTORY") is of good, usable and merchantable quality in all respects and, except as set forth on TSR Paging Disclosure Letter Schedule 5.10, does not include obsolete or discontinued items not otherwise saleable for ten dollars ($10) or more in the ordinary course of business. Except as set forth on TSR Paging Disclosure Letter Schedule 5.10 or in amounts that are not material;

          5.10.1 all TSR Paging Inventory is of such quality as to meet the quality control standards of TSR Paging and any applicable governmental quality control standards;

          5.10.2 all TSR Paging Inventory is saleable as current Inventory at the current prices thereof in the ordinary course of business; and

          5.10.3 all TSR Paging Inventory is recorded on the books of the TSR Paging Business and in the TSR Paging Interim Balance Sheet at the lower of cost or market value determined in accordance with GAAP.

     5.11 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither TSR Paging, nor any officer, employee or agent of TSR Paging, nor any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the TSR Paging Business (or assist in connection with any actual or proposed transaction relating to the TSR Paging Business) (i) which subjected or might have subjected TSR Paging or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a

Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject TSR Wireless to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     5.12 NO CONFLICT OR VIOLATION. Subject to Sections 8.2, 11.6 and 12.6 and except as set forth in TSR Paging Disclosure Letter Schedule 5.12, neither the execution, delivery or performance of this Agreement, the Ancillary Agreements or the Option Agreement by TSR Paging nor the consummation by TSR Paging of the transactions contemplated hereby and thereby will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of TSR Paging, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the TSR Paging Assets under, or require any Consent under any of the terms, conditions or provisions of any TSR Paging Contract, any Financing Obligation of TSR Paging, any Authorization, any TSR Paging Real Property Lease, TSR Paging Personal Property Lease, franchise, Permit, agreement, or other instrument or obligation (i) to which TSR Paging is a party or (ii) by which the TSR Paging Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which TSR Paging or the TSR Paging Assets is subject, (d) impose any Encumbrance (other than a Permitted Encumbrance) on the TSR Paging Assets. Except as set forth in TSR Paging Disclosure Letter Schedule 5.12, no Consent is required to be obtained or made by TSR Paging in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.13 REGULATORY MATTERS.

          5.13.1    FCC LICENSES.

               (i) TSR Paging Disclosure Letter Schedule 5.13.1 lists (a) each FCC License which is issued to TSR Paging ("TSR PAGING FCC LICENSE") and, in each case, the name of the licensee (if other than TSR Paging), the call sign, the operating frequency or frequencies, the location and the expiration date of the TSR Paging FCC License; and (b) each FCC License Application of TSR Paging ("TSR PAGING FCC LICENSE APPLICATION") as of the date hereof and, in each case, the name of the applicant (if other than TSR Paging), the frequency or frequencies, the proposed location and the file number of the TSR Paging FCC License Application. Pursuant to the provisions of Section 9.1, TSR Paging has made available to TDS for inspection copies of each TSR Paging FCC License and TSR Paging FCC License Application.

               (ii) Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.1, (A) none of the TSR Paging FCC Licenses or TSR Paging FCC License Applications is subject to any purchase, sale, option or right of first refusal agreements; (B) TSR Paging has good and marketable title to the TSR Paging FCC Licenses to the extent allowed by law; and (C) subject to the regulatory jurisdiction of the FCC, TSR Paging holds all TSR Paging FCC Licenses free and clear of all Encumbrances.

              (iii) TSR Paging Disclosure Letter Schedule 5.13.1 lists each
929 MHz one-way paging frequency for which TSR Paging currently has nationwide exclusivity ("TSR PAGING 929 MHz EXCLUSIVE FREQUENCY"). Except as set forth in TSR Paging Disclosure Letter Schedule 5.13.1, for each TSR Paging 929 MHz Exclusive Frequency: (i) TSR Paging timely constructed and placed into operation in accordance with FCC Rules sufficient transmitters to comply with 929 MHz frequency exclusivity requirements imposed by the FCC (collectively, "FCC 929 MHz EXCLUSIVITY REQUIREMENTS") as specified, INTER ALIA, in FCC Rules and FCC decisions in AMENDMENT OF THE COMMISSION'S RULES TO PROVIDE CHANNEL EXCLUSIVITY TO QUALIFIED PRIVATE PAGING SYSTEMS AT 929-930 MHz, REPORT AND ORDER, PR Docket No. 93-35, 8 FCC Rcd 8318 (1993), RECON. 11 FCC Rcd 3091
(1996), and WIRELESS TELECOMMUNICATIONS BUREAU ANNOUNCES 929-930 MHz PAGING LICENSEES THAT HAVE MET CONSTRUCTION REQUIREMENTS FOR NATIONWIDE EXCLUSIVITY, PUBLIC NOTICE, DA 96-748 (released May 10, 1996); REVISION OF PART 22 AND PART 90 OF THE COMMISSION'S RULES TO FACILITATE FUTURE DEVELOPMENT OF PAGING SYSTEMS, WT Docket No. 96-18, FCC 97-59 (released February 24, 1997); (ii) TSR Paging has continued to operate sufficient transmitters to comply with the terms and conditions of such TSR Paging FCC Licenses and Authorizations, the Communications Act, the FCC Rules and all applicable state laws and rules.


          5.13.2    INTENTIONALLY OMITTED.

          5.13.3    FILINGS, ETC.

               (i) The TSR Paging FCC Licenses and TSR Paging FCC License Applications are the only FCC and PUC Permits and Authorizations necessary to conduct the TSR Paging Business. Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.3, TSR Paging has duly and in a timely fashion secured or filed under applicable law all necessary Permits and Authorizations from, and have filed all required registrations, applications, reports and any other documents with, the FCC, and, if applicable, any PUC and any other Governmental Authority exercising jurisdiction or having jurisdiction over TSR Paging, in each case, with respect to the TSR Paging Business. Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.3, (a) the TSR Paging FCC Licenses and
(b) all other Authorizations are in full force and effect, are valid for the balances of the current license term, are not impaired by acts or failures to make required filings on the part of TSR Paging, and are free and clear of restrictions that may reasonably be expected to limit the full operation of the TSR Paging FCC Licenses or Authorizations, in each case without adverse conditions, restrictions or impairments, except for such conditions as are generally applicable to holders of such FCC Licenses and Authorizations. No renewal of any TSR Paging FCC License would constitute a major environmental action under the rules of the FCC.

               (ii) Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.3, TSR Paging is not subject to any Order or any pending or, to the knowledge of TSR Paging, threatened, Action (excluding rulemaking that has general industry applicability) which affects or would be expected to affect, in any material respect, the validity of any TSR Paging FCC License, or result in the revocation, termination, or adverse modification thereof, or impair the renewal thereof. Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.3, no event has occurred and is continuing (excluding rule making that has general industry applicability) that could reasonably be expected to (a) result in the revocation, termination, non-renewal or adverse modification of any TSR Paging FCC License or (b) materially and adversely affect any rights of TSR Paging thereunder.

          5.13.4 FEES. TSR Paging has paid all franchise, license, regulatory or other fees and charges which have become due and payable pursuant to any applications, filings, recordings and registrations with, and all Authorizations and Permits from, the FCC, any PUC or any other Governmental Authority, in respect of the TSR Paging Business.

          5.13.5 SHARING AGREEMENTS. Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.5, TSR Paging is not a party to any agreement for the shared use of facilities or equipment used in connection with the TSR Paging Business.

          5.13.6 OPERATIONS. The equipment operating pursuant to the TSR Paging FCC Licenses or PUC Authorizations of TSR Paging is operating in all material respects in accordance with the terms and conditions of such TSR Paging FCC License or Authorizations, the Communications Act, the FCC Rules and all applicable state laws and regulations.

          5.13.7 CONSTRUCTION. Except as set forth on TSR Paging Disclosure Letter Schedule 5.13.7 all construction for facilities that TSR Paging intends to place in service proposed in any TSR Paging FCC License is proceeding in a manner that may reasonably be expected to allow the completion of such construction and commencement of operations within the time specified in the relevant TSR Paging FCC License.

     5.14 FINANCIAL STATEMENTS; RECEIVABLES.

          5.14.1 FINANCIAL STATEMENTS. The TSR Paging Financial Statements are attached hereto as TSR Paging Disclosure Letter Schedule 5.14.1. The TSR Paging Financial Statements (a) were prepared in accordance with the Books and Records of TSR Paging, (b) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby subject, in the case of the TSR Paging Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments and (c) fairly present the assets, Liabilities (including all reserves) and financial position of TSR Paging as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended, as appropriate. The TSR Paging Audited Financial Statements have been audited by Arthur Andersen LLP, independent certified public accountants, whose reports thereon are included with such TSR Paging Audited Financial Statements.

          5.14.2 RECEIVABLES. All of the receivables of TSR Paging (including accounts receivable, loans receivable and advances) which have arisen in connection with the TSR Paging Business and which are reflected in the Interim Financial Statements, and all such receivables which will have arisen since the Interim Balance Sheet Date, have arisen only from BONA FIDE transactions in the ordinary course of business. All receivables of TSR Paging on the date of this Agreement are, and on the Closing Date will be, good and collectible in the ordinary course of business of TSR Paging within 120 days of their incurrence, subject to any applicable reserves set forth on the Interim Balance Sheet of TSR Paging. TSR Paging has no knowledge of any facts or circumstances generally which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Interim Financial Statements. TSR Paging Disclosure Letter Schedule 5.14.2 hereto accurately lists as of December 11, 1997, all receivables arising out of or relating to the TSR Paging Business in excess of $1,000, the amount owing and the aging of such receivable and the name of the party from whom such receivable is owing.

     5.15 BOOKS AND RECORDS. TSR Paging has made and kept (and given TDS access to) the Books and Records of TSR Paging, which, in all material respects accurately and fairly reflect the activities of TSR Paging that would be so recorded.

     5.16 LITIGATION. Except as set forth on Schedules 5.13.3 and 5.16 there is no Action or Order, pending or, to the knowledge of TSR Paging, threatened (a) against, related to or affecting (i) TSR Paging or the TSR Paging Assets, or
(ii) any stockholders, officers or directors of TSR Paging (in each case, in such capacity) and which either (A) may be reasonably expected to result in Damages in excess of $100,000 in respect of any individual Order for the payment of money damages (or $200,000 in the aggregate), or (B) seeks as of the date hereof to delay, limit or enjoin the transactions contemplated by this Agreement, the Ancillary Agreements or the Option Agreement or (b) in which TSR Paging is a plaintiff, including any derivative suits brought by or on behalf of TSR Paging. TSR Paging is not in default with respect to or subject to any Order, and to the knowledge of TSR Paging, there are no unsatisfied Orders against TSR Paging or the TSR Paging Assets.

     5.17 COMPLIANCE WITH LAW. TSR Paging is and has been in compliance in all material respects with all Authorizations, Regulations, and Permits in respect of the TSR Paging Assets and the TSR Paging Business; IT BEING UNDERSTOOD that nothing in this representation is intended to address any compliance issues that are the subject of any other representation or warranty set forth herein.

     5.18 NO BROKERS. No broker, finder or similar agent is entitled to any finder's fee, brokerage fees or commission or similar payment from TSR Paging in connection with the transactions contemplated hereby.

     5.19 NO OTHER AGREEMENTS TO SELL THE TSR PAGING ASSETS. Except for (i) security granted pursuant to the TSR Paging Credit Agreement (ii) the options to acquire stock of TSR Paging granted to the Investors and others pursuant to the Investor Documents and (iii) stock options granted to officers, directors and employees of TSR Paging, neither TSR Paging nor any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than TSR Wireless and TDS to sell, assign, transfer or effect a sale of the TSR Paging Assets (other than sales of Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of TSR Paging, to effect any merger, consolidation, exclusive license, liquidation, dissolution or other reorganization of TSR Paging or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing business combination transactions.

     5.20 PROPRIETARY RIGHTS.

          5.20.1    PROPRIETARY RIGHTS.  TSR Paging Disclosure Letter Schedule
5.20 lists all of TSR Paging's domestic and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, all of TSR Paging's registered copyrights and all of TSR Paging's patents and pending patent applications, and all agreements under which TSR Paging is licensed to use Proprietary Rights.

          5.20.2 OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. TSR Paging owns and/or has the right to use each of the Proprietary Rights listed on TSR Paging Disclosure Letter Schedule 5.20. The Proprietary Rights listed on TSR Paging Disclosure Letter Schedule 5.20 constitute all of the material Proprietary Rights necessary to conduct the TSR Paging Business in the manner presently conducted. None of the Proprietary Rights is involved in any pending or, to the knowledge of TSR Paging, threatened litigation. No other Person
(i) has the right to use any of the Proprietary Rights, except pursuant to the Contracts; or (ii) to TSR Paging's knowledge is infringing upon any Proprietary Rights. To TSR Paging's knowledge, the use by TSR Paging of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by TSR Paging that are presently outstanding alleging that the use by TSR Paging of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All Proprietary Rights are assignable by TSR Paging to TSR Wireless in the manner contemplated by this Agreement.

     5.21 ENVIRONMENTAL MATTERS.

          5.21.1 COMPLIANCE WITH ENVIRONMENTAL LAW. TSR Paging has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the TSR Paging Business (including the Facilities of TSR Paging ("TSR PAGING FACILITIES")) and the use and ownership thereof, and to the operation of the TSR Paging Business. No violation by TSR Paging is being alleged of any applicable Environmental Law relating to any of the properties and assets of the TSR Paging Business including the TSR Paging Facilities or the use, occupation or ownership thereof, or to the operation of the TSR Paging Business.

          5.21.2 OTHER ENVIRONMENTAL MATTERS. Neither TSR Paging nor to TSR Paging's knowledge any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and TSR Paging is not subject to, any material Liability relating (i) environmental conditions on, under, or about the TSR Paging Facilities, including without limitation, the air, soil and groundwater conditions at such Facilities or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials. TSR Paging has disclosed and made available to TDS all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to TSR Paging relating to (x) the environmental conditions on, under or about the TSR Paging Facilities, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by TSR Paging or any other Person on, under, about or from any of the TSR Paging Facilities, or otherwise in connection with the use or operation of the TSR Paging Business.

     5.22 TAX MATTERS.

          5.22.1 TSR Paging has (or by the Closing will have), in respect of the TSR Paging Business and the TSR Paging Assets, duly and timely filed all Tax returns required to be filed on or before the Closing Date ("TSR PAGING PCD TAX RETURNS"), and paid all Taxes which have become due pursuant to such Tax returns or pursuant to any assessment which has become payable ("TSR PAGING PCD TAXES"). All Tax returns are complete in all material respects. All Taxes required to be collected or withheld by or on behalf of TSR Paging (including amounts paid or owing to any employee, independent contractor, creditor or other party with respect to TSR Paging) ("TSR PAGING WITHHOLDING TAXES") have been collected or withheld, and such taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

          5.22.2 Except as set forth on TSR Paging Disclosure Letter Schedule 5.22, (i) all TSR Paging PCD Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax returns were required to be filed has expired, and (ii) no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any TSR Paging PCD Taxes or TSR Paging Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the Internal Revenue Service ("IRS") or any other Governmental Authority.

          5.22.3 Except as set forth on TSR Paging Disclosure Letter Schedule 5.22, (i) there are no TSR Paging PCD Taxes or TSR Paging Withholding Taxes for which a deficiency has been asserted in writing by any Governmental Authority to be due (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to TSR Paging PCD Taxes or TSR Paging Withholding Taxes and (iii) there are no Tax rulings, requests for rulings or closing agreements relating to TSR Paging which could affect TSR Paging's liability for Taxes for any period after the Closing Date. Except as set forth on TSR Paging Disclosure Letter Schedule 5.22, no TSR Paging PCD Taxes and no TSR Paging Withholding Taxes are currently under audit by any Governmental Authority of which TSR Paging has or will have by the Closing, received written notice.

          5.22.4 TSR Wireless will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the TSR Paging Business to TSR Wireless.

          5.22.5 Except as set forth on TSR Paging Disclosure Letter Schedule 5.22, there is no assessment or Action pending or threatened of which TSR Paging has received an assessment or written notice against or relating to TSR Paging in connection with TSR Paging PCD Taxes.

          5.22.6 None of the TSR Paging Assets is properly treated as owned by persons other than TSR Paging for income tax purposes.

          5.22.7 TSR Paging (i) has made a valid election under Section 1362 of the Code to be treated as an "S Corporation" and has, at all times since the date it was organized, qualified as an "S Corporation" for purposes of Subchapter S of the Code, and (ii) with respect to all states which for state Tax purposes allow a corporation to be treated as an "S Corporation" or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly made in such states and TSR Paging has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment provided however that it shall not be a breach of this
Section 5.22.7 for any of the foregoing to be untrue insofar as such breach has not had, and is not likely to have, a Material Adverse Effect on TSR Paging.

     5.23 INVESTMENT INTENT. TSR Paging is acquiring its Membership Interests for its own account for investment and with no present intention of distributing or reselling such Membership Interests or any part thereof. TSR Paging is fully informed as to the applicable limitations upon any distribution or resale of Membership Interests, which have not been registered pursuant to the Securities Act. TSR Paging agrees not to distribute or resell any of the Membership Interests if such distribution or resale would constitute a violation of the Securities Act by TSR Paging.

     5.24 CAPITALIZATION. The authorized and issued capital stock of TSR Paging is as set forth in TSR Paging Disclosure Letter Schedule 5.24. All of the presently issued and outstanding shares of capital stock of TSR Paging have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. Except as provided above or in TSR Paging Disclosure Letter Schedule 5.24, TSR Paging has not issued any other shares of its capital stock or any other equity interests and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares or other equity interests, nor any outstanding securities convertible into such shares or other equity interest or outstanding warrants, options or other rights to acquire any such convertible securities. Except as disclosed in TSR Paging Disclosure Letter Schedule 5.24, there are no preemptive rights with respect to the issuance or sale of any of TSR Paging's capital stock. The outstanding capital stock of TSR Paging is held of record and beneficially by the Persons identified in TSR Paging Disclosure Letter Schedule 5.24 in the amounts indicated therein.

     5.25 EMPLOYMENT MATTERS.

          5.25.1 There is no material unfair labor practice Action pending against TSR Paging before any Governmental Authority.

          5.25.2 There is no labor strike pending or, to the knowledge of TSR Paging, threatened against or involving TSR Paging. TSR Paging believes that its relations with its employees are satisfactory. No union organizing or election activities known to TSR Paging involving any non-union employees of TSR Paging have occurred since January 1, 1996.

          5.25.3 TSR Paging has complied with the Worker Adjustment and Retraining Notification Act and furnished any required notices of any "plant closing" or "mass layoff" which TSR Paging has ordered to take place.

          5.25.4 TSR Paging is not a party to any collective bargaining agreement or labor contract with respect to any of its employees and is not a party to, and, to its knowledge, has no liability or obligations under, any individual employment agreement or contract with any of its current or former employees that has not been performed in all material respects by TSR Paging.

     5.26 EMPLOYEE BENEFIT PLAN MATTERS.

          5.26.1 TSR Paging Disclosure Letter Schedule 5.26.1 contains a complete and accurate list of all Employee Plans maintained or contributed to by TSR Paging ("TSR PAGING EMPLOYEE PLANS"). Neither TSR Paging nor any ERISA Affiliate of TSR Paging is now maintaining or contributing to or has ever maintained or contributed to or been obligated to contribute to any Employee Plan subject to either Title IV of ERISA or the minimum funding standards of
Section 302 of ERISA, including without limitation any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

          5.26.2 Each TSR Paging Employee Plan has been administered in accordance with its terms and complies in all material respects with all the requirements prescribed by any and all statutes, orders and governmental rules and regulations applicable to such TSR Paging Employee Plan, including, but not limited to, ERISA and the Code.

          5.26.3    Each TSR Paging Employee Plan intended to qualify under
Section 401(a) and 401(k) of the Code has heretofore been determined by the Internal Revenue Service to so qualify or a timely application for such determination has been made, and the trusts created thereunder have heretofore been determined to be exempt from tax under the provisions of Section 501(a) of the Code or an application for such determination has been made, and to the knowledge of TSR Paging no circumstance has occurred or exists which may reasonably be expected to cause the loss of such qualifications or exemption.

          5.26.4 There is no pending or, to the knowledge of TSR Paging, threatened Claim in respect of any of the TSR Paging Employee Plans other than claims for benefits in the ordinary course of business or Claims which are not material.

          5.26.5 To its knowledge, TSR Paging has complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.

          5.26.6 The consummation of the transactions contemplated by this Agreement will not result in any material automatic increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee of TSR Paging or any participant in a TSR Paging Employee Plan.

          5.26.7 TSR Paging has not engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code which could result in a material liability.

          5.26.8 Except as described in TSR Paging Disclosure Letter Schedule 5.26.8, TSR Paging does not maintain or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees or their beneficiaries after termination of employment other than as required by Part 6 of Title I of ERISA.

          5.26.9 TSR Paging has delivered or made available to TDS true and complete copies of all TSR Paging Employee Plans, including amendments, trust agreements, and insurance contracts relating to such Plans, all summary plan descriptions and all modifications thereto communicated to employees, the most recent Form 5500 and determination letter issues by the Internal Revenue Service for any applicable TSR Paging Employee Plan, and the most recent actuarial report describing the estimated liabilities of TSR Paging to provide pension and welfare benefits to employees and their beneficiaries after termination of employment and any related information regarding funding by TSR Paging to pay such liabilities.

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF TDS

     TDS hereby represents and warrants to TSR Paging and TSR Wireless as follows:

     6.1 ORGANIZATION OF TDS AND API. TDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. TDS is duly qualified under the FCC Rules and Policies to hold an interest in TSR Wireless as contemplated herein. API is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Except as set forth on TDS Disclosure Letter Schedule 6.1, API is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and Bylaws of API, and all amendments thereto, heretofore delivered to TSR Wireless are accurate and complete as of the date hereof. TDS Disclosure Letter Schedule 6.1 lists all jurisdictions in which API is qualified to do business as a foreign corporation.

     6.2 AUTHORIZATION. TDS and API have all requisite corporate power and authority to own, lease and operate the API Assets, to conduct the API Business as it is presently being conducted, and TDS has and, upon receipt of necessary approvals by its board of directors and shareholders (all of which shall have been received by Closing), API will have, all requisite corporate power and authority to execute and deliver such of this Agreement, the Ancillary Agreements and the Option Agreement to which each of them is a party, and to perform their respective obligations hereunder and thereunder including, without limitation, the transfer of the API Assets and the Merger. The execution and delivery of this Agreement, the Ancillary Agreements and the Option Agreement by TDS, and the consummation by TDS of the transactions contemplated hereby and thereby have been duly approved by the board of directors of TDS. No other corporate proceedings on the part of TDS, are necessary to authorize the entering into and the performance of this Agreement, the Ancillary Agreements and the Option Agreement and the transactions contemplated hereby and thereby including, without limitation, transfer of the API Assets. This Agreement and the Option Agreement have been duly executed and delivered by TDS and are legal, valid and binding obligations of TDS and each of the Ancillary Agreements when executed at Closing will constitute legal, valid and binding obligations of TDS, and/or API (as applicable), enforceable against TDS and/or API (as applicable) in accordance with their respective terms.

     6.3 SUBSIDIARIES. TDS Disclosure Letter Schedule 6.3 is a correct and complete list of API's Subsidiaries, each of which is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) (as identified on TDS Disclosure Letter Schedule 6.3), and has the requisite corporate or limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The transactions contemplated by this Agreement to which such Subsidiaries are or will be a party will, upon receipt of necessary approvals of their respective boards of directors and stockholders, as necessary (all of which shall have been received by Closing), be duly approved by all necessary corporate or limited liability company proceedings on the part of such Subsidiaries. TDS Disclosure Letter Schedule 6.3 contains a true, correct and complete list of all jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation or limited liability company. Except as set forth in TDS Disclosure Letter Schedule 6.3, each of the Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificate or Articles of Incorporation and Bylaws or other organizational documents of each Subsidiary of API have been made available to TSR Paging and are accurate and complete. API owns of record and beneficially all of the issued and outstanding capital stock of each free and clear of any Encumbrances, except as set forth on TDS Disclosure Letter Schedule 6.3.

     6.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Interim Balance Sheet Date, except as contemplated by this Agreement, there has not been any:

          6.4.1 Material Adverse Change in respect of API, or any of its Subsidiaries, the API FCC Licenses and/or the API FCC License Applications.

          6.4.2 change in accounting methods, principles or practices by API or any of its Subsidiaries, except as required by law or by generally applicable changes instituted in the accounting profession;

          6.4.3 material damage, destruction or loss (whether or not covered by insurance) adversely affecting the API Assets or the API Business;

          6.4.4 cancellation, individually or the aggregate of any material indebtedness or waiver or release of any material right or claim of API or its Subsidiaries;

          6.4.5 cancellation or termination of any material Contract of API or its Subsidiaries or entry into any material Contract by API or its Subsidiaries, other than in respect of the API Excluded Assets;

          6.4.6 sale, assignment or transfer of (i) any transmitters and paging terminals of API or its Subsidiaries included in the Interim Balance Sheet of API, whether in use or in storage or (ii) any material portion of the API Assets other than sales of Inventory in the ordinary course of business;

          6.4.7 failure to replenish API's inventories and supplies in a normal and customary manner consistent with prior practice and prudent business practices prevailing in the industry, except for reductions in API's and its Subsidiaries' Inventory not exceeding ten percent of such Inventory on the Interim Balance Sheet Date consistent with prudent business practice, or any purchase commitment made by API or its Subsidiaries in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or any change in the selling, pricing, advertising or personnel practices of API and its Subsidiaries inconsistent with their prior practice and prudent business practices prevailing in the industry;

          6.4.8 institution of settlement of or agreement to settle any Action relating to the API Business (other than the API Excluded Assets) or the API Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $200,000 in the aggregate;

          6.4.9 agreement by API or its Subsidiaries to do, or any action or omission by API or its Subsidiaries which is likely to result in, any of the representations and warranties set forth in the preceding clauses 6.4.1 through
6.4.8 becoming untrue other than as expressly provided for herein.

     6.5 ASSETS. API and its Subsidiaries have and will transfer good and marketable title to the API Assets and, upon the consummation of the transactions contemplated hereby, TSR Wireless will acquire good title to all the API Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The API Assets include all assets necessary for the conduct of the API Business as presently conducted.

     6.6 API REAL PROPERTY. API and its Subsidiaries do not own any Real Property. TDS Disclosure Letter Schedule 6.6 also contains a complete and accurate list of all Real Property Leases of API and its Subsidiaries ("API LEASED REAL PROPERTY" distinguishing between the stores, transmission sites, office premises and other Leased Real Property comprising the API Leased Real Property.

          6.6.1     INTENTIONALLY OMITTED.

          6.6.2 ACTIONS. There are no pending or, to the knowledge of API, threatened condemnation proceedings or other Actions with respect to any API Real Property.

          6.6.3 REAL PROPERTY LEASES OR OTHER AGREEMENTS. Except for the API Real Property Leases listed on TDS Disclosure Letter Schedule 6.6, there are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any API Leased Real Property. Except as set forth in TDS Disclosure Letter Schedule 6.6, with respect to each API Real Property Lease, API or its Subsidiaries have and will transfer to TSR Wireless at the Closing a valid leasehold interest in the leasehold estate, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on TDS Disclosure

Letter Schedule 6.6, all API Real Property Leases are valid, binding and enforceable in all material respects in accordance with their terms and are in full force and effect. Except as set forth on TDS Disclosure Letter
Schedule 6.6, API and its Subsidiaries enjoy peaceful and undisturbed possession of all real property subject to such API Real Property Leases, and API and its Subsidiaries have in all material respects performed all the material obligations required to be performed by them through the date hereof with respect to such API Real Property Leases, and each API Real Property Lease is assignable (upon receipt of necessary landlord Consents) in connection with the transactions contemplated hereby.

          6.6.4 CERTIFICATE OF OCCUPANCY. API and its Subsidiaries have received all required material approvals of Governmental Authorities (including, without limitation, Permits and material certificates of occupancy or other similar certificates permitting lawful occupancy of the API Leased Real Property) required in connection with the present use of the API Leased Real Property and all improvements thereon.

          6.6.5 UTILITIES. All API Leased Real Property and the improvements thereon are supplied with utilities and other services necessary for the operation of such facilities as currently operated.

          6.6.6 IMPROVEMENTS, FIXTURES AND EQUIPMENT. All Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by API or its Subsidiaries on the API Leased Real Property are sufficient in all material respects for the operation of the API Business as presently conducted.

          6.6.7 NO SPECIAL ASSESSMENT. Other than to the extent such Contracts relate to the Excluded Assets, API and its Subsidiaries have not received notice of any special assessment relating to any API Leased Real Property or any portion thereof, and API has no knowledge of any pending or threatened special assessment, other than any special assessments disclosed in TDS Disclosure Letter Schedule 6.6.

     6.7  CONTRACTS AND COMMITMENTS.

          6.7.1 CONTRACTS. Other than to the extent such Contracts relate to the Excluded Assets, TDS Disclosure Letter Schedule 6.7 sets forth a complete and accurate list of all Contracts of API and its Subsidiaries of the following categories:

               (i) Reseller Contracts (provided, that, with respect to reseller agreements with customers only reseller agreements with customers for at least 2,000 or more pagers and with respect to reseller agreements with third party vendors only material national reseller agreements along with totals by region of reseller agreements with third party vendors), distribution, franchise, lease and license (other than with respect to software that is available in consumer retail stores and subject to "shrink wrap" license agreements) Contracts;

               (ii) Sales, commission, consulting, agency or advertising Contracts which are not cancelable on thirty (30) calendar days notice;

               (iii) Options to buy any property, real or personal, or options to sell or sublet any API Leased Real Property or personal property included in the API Assets;

               (iv) Contracts involving expenditures or Liabilities in excess of $250,000 over the life of the Contract or otherwise material to API and its Subsidiaries;

               (v) Contracts containing covenants limiting the freedom of API or its Subsidiaries to engage in any line of business or compete with any Person;

               (vi) Intentionally omitted;

               (vii) All Contracts with LECs for provision of Interconnection to API ("API INTERCONNECTION CONTRACTS"), including: (a) all such API Interconnection Contracts regardless of whether such agreements have yet been submitted to or approved by the relevant PUCs; (b) a listing of any requests for interconnection filed by API with PUC(s) pursuant to Section 252(a) of the Communications Act and a brief description of the status of the PUC proceeding with respect to each such request; (c) a brief description of outstanding negotiations between API and LECs regarding provision of Interconnection by LECs regardless of whether such negotiations are pursuant to a request for interconnection submitted by API pursuant to Section 252(a) of the Communications Act; and (d) any related agreements between API and LECs regarding Interconnection.

               (viii) All Personal Property Leases of API and its Subsidiaries ("API PERSONAL PROPERTY LEASES") excluding Contracts with customers for lease of pagers; and

               (ix) All Contracts not listed pursuant to Sections 6.7.1 (i) through 6.7.1 (viii) but which are (a) material to the API Business; or (b) not made in the ordinary course of the API Business.

Except as set forth in TDS Disclosure Letter Schedule 6.7, API has delivered or made available to TSR Paging true, correct and complete copies of each of the Contracts listed on TDS Disclosure Letter Schedule 6.7 and TDS Disclosure Letter
Schedule 6.8, including all amendments and supplements thereto other than API Personal Property Leases with individual customers on standard forms (the standard forms having been supplied).

          6.7.2 ABSENCE OF BREACHES OR DEFAULTS. Except as set forth in TDS Disclosure Letter Schedule 6.6, all of the Contracts to which API or any Subsidiary of API is a party or bound ("API CONTRACTS") are valid and in full force and effect. API or its Subsidiaries have duly performed all of their material obligations under such Contracts to the extent those obligations to perform have accrued, and no material violation of, or material default or breach under, such Contracts by API or its Subsidiaries, or, to TDS's knowledge, any other party has occurred and neither API nor its Subsidiaries, nor, to TDS's knowledge, any other party has repudiated any material provisions thereof.

          6.7.3 PRODUCT WARRANTY. API and its Subsidiaries have committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of API or its Subsidiaries, with respect to products sold, or services rendered prior to the Closing.

     6.8  CUSTOMERS, DISTRIBUTORS AND SUPPLIERS.  TDS Disclosure Letter Schedule
6.8 sets forth a complete and accurate list of the names and addresses of API and its Subsidiaries' (i) ten (10) largest direct customers and the ten (10) largest reseller customers for November 1997 for each sales region, showing the approximate recurring revenue in dollars by API and its Subsidiaries to each such customer during such month; and (ii) five (5) largest suppliers for January through November 1997 showing the approximate total purchases in dollars by API and its Subsidiaries from each such supplier during such period. As of the date hereof, neither API nor any of its Subsidiaries has received any communication from any customer or supplier named on TDS Disclosure Letter Schedule 6.8 of any intention to terminate or reduce purchases from or supplies to API and its Subsidiaries.

     6.9 OPERATION OF THE API BUSINESS. Except as set forth in TDS Disclosure Letter Schedule 6.9, (i) TDS and API have conducted the API Business only through API and its Subsidiaries and not through any other divisions or any direct or indirect Subsidiary or Affiliate of TDS and (ii) no part of the API Business is operated by TDS or API through any entity other than API and its Subsidiaries.

     6.10 INVENTORY. All Inventory of API and its Subsidiaries ("API INVENTORY") is of good, usable and merchantable quality and, except as set forth on TDS Disclosure Letter Schedule 6.10, does not include obsolete or discontinued items not otherwise saleable for ten dollars ($10) or more in the ordinary course of business. Except as set forth on TDS Disclosure Letter
Schedule 6.10 or in amounts which are not material;

          6.10.1 all API Inventory is of such quality as to meet the quality control standards of API and any applicable governmental quality control standards;

          6.10.2 all API Inventory is saleable as current Inventory at the current prices thereof in the ordinary course of business;

          6.10.3 all API Inventory is recorded on the books of the API Business and in the API Interim Balance Sheet at the net book value determined in accordance with GAAP;

          6.10.4 except for a write-down made in September 1996, and September 1997 no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. Except for items undergoing repair off premises, in the possession of employees or customers all API Inventory is located at the API Leased Real Property.

     6.11 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither API or any Subsidiaries of API, nor any officer, employee or agent of API or its Subsidiaries, nor any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the API Business (or assist in connection with any actual or proposed transaction relating to the API Business)
(i) which subjected or might have subjected API or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject TSR Wireless to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     6.12 NO CONFLICT OR VIOLATION. Subject to Sections 8.2, 11.6 and 12.6 hereof and except as set forth on TDS Disclosure Letter Schedule 6.12, neither the execution, delivery or performance of this Agreement, the Ancillary Agreements or the Option Agreement by TDS and/or API (as applicable) nor the consummation by TDS and/or API (as applicable) of the transactions contemplated hereby, including the Merger, and thereby will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of TDS or API or any of API's Subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the API Assets under, or require any Consent under any of the terms, conditions or provisions of any API Contract, any Financing Obligation of API, any Authorization, any API Real Property Lease, API Personal Property Lease, franchise, Permit, agreement, or other instrument or obligation (i) to which API or any of its Subsidiaries is a party or (ii) by which the API Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award to which API or any of its Subsidiaries or the API Assets is subject,
(d) impose any Encumbrance (other than a Permitted Encumbrance) on the API Assets. Except as specified in TDS Disclosure Letter Schedule 6.12, or in connection with necessary corporate approvals by API of the Merger and transactions contemplated hereby, no Consent is required to be obtained or made by API or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.13 REGULATORY MATTERS.

          6.13.1    FCC LICENSES.

               (i) TDS Disclosure Letter Schedule 6.13.1 lists (a) each FCC License used in the operation of the API Business ("API FCC LICENSE") and, in each case, the name of the licensee, the call sign, the operating frequency or frequencies, the location and the expiration date of the API FCC License; and
(b) each FCC License Application filed as part of the operation of the API Business ("API FCC LICENSE APPLICATION") as of the date hereof and, in each case, the name of the applicant, the proposed frequency or frequencies, the proposed location and the FCC file number of the API FCC License Application. Pursuant to the provisions of Section 10.2.1, TDS has made available to TSR Paging for inspection copies of each API FCC License and API FCC License Application.

               (ii) Except as set forth on TDS Disclosure Letter Schedule 6.13.1, (A) none of the API FCC Licenses or API FCC License Applications is subject to any purchase, sale, option or right of first refusal agreements; (B) API has good and marketable title, to the extent allowed by law, to the API FCC Licenses; and (C) subject to the regulatory jurisdiction of the FCC , API holds all API FCC Licenses free and clear of all Encumbrances.

               (iii) TDS Disclosure Letter Schedule 6.13.1 lists each 929 MHz one-way paging frequency for which API or any of its Subsidiaries currently has nationwide exclusivity ("API 929 MHz EXCLUSIVE FREQUENCY"). Except as set forth in TDS Disclosure Letter Schedule 6.13.1, for each API 929 MHz Exclusive
Frequency: (i) API and its Subsidiaries timely constructed and placed into operation in accordance with FCC Rules sufficient transmitters to comply with FCC 929 MHz Exclusivity Requirements; (ii) API and its Subsidiaries have continued to operate sufficient transmitters to comply with the terms and conditions of such API FCC Licenses and Authorizations, the Communications Act, the FCC Rules and all applicable state laws and regulations.

          6.13.2    INTENTIONALLY OMITTED.

          6.13.3    FILINGS, ETC.

               (i) The API FCC Licenses and API FCC License Applications and are the only FCC and PUC Permits and Authorizations necessary to conduct the API Business. Except as set forth on TDS Disclosure Letter Schedule 6.13.3, API and its Subsidiaries have duly and in a timely fashion secured or filed under applicable law all necessary Permits and Authorizations from, and have filed all required registrations, applications, reports and any other documents with, the FCC, and, if applicable, any PUC and any other Governmental Authority exercising jurisdiction or having jurisdiction over API and its Subsidiaries, in each case, with respect to the API Business. Except as set forth on TDS Disclosure Letter
Schedule 6.13.3, (a) the API FCC Licenses (b) all other Authorizations are in full force and effect, are valid for the balances of the current license term, are not impaired by acts or failures to make required filings on the part of API or any of its Subsidiaries, and are free and clear of restrictions that may reasonably be expected to limit the full operation of the API FCC Licenses or Authorizations, in each case without adverse conditions, restrictions or impairments, except for such conditions as are generally applicable to holders of such FCC Licenses and Authorizations. No renewal of any API FCC License would constitute a major environmental action under the rules of the FCC.

               (ii) Except as set forth on TDS Disclosure Letter Schedule 6.13.3, neither API nor its Subsidiaries is subject to any Order or any pending or, to the knowledge of TDS, threatened, Action (excluding rule making that has general industry applicability) which affects or would be expected to affect, in any material respect, the validity of any API FCC License, or result in the revocation, termination, or adverse modification thereof, or impair the renewal thereof. Except as set forth on TDS Disclosure Letter Schedule 6.13.3, no event has occurred and is continuing (excluding rule making that has general industry applicability) that could reasonably be expected to (a) result in the revocation, termination, non-renewal or adverse modification of any API FCC License or (b) materially and adversely affect any rights of API or its Subsidiaries thereunder.

          6.13.4 FEES. API and its Subsidiaries have paid all franchise, license, regulatory or other fees and charges which have become due and payable pursuant to any applications, filings, recordings and registrations with, and all Authorizations and Permits from, the FCC, any PUC or any other Governmental Authority, in respect of the API Business.

          6.13.5 SHARING AGREEMENTS. Except as set forth on TDS Disclosure Letter Schedule 6.13.5, neither API nor any of its Subsidiaries is a party to any agreement for the shared use of facilities or equipment used in connection with the API Business.

          6.13.6 OPERATIONS. The equipment operating pursuant to the API FCC Licenses or PUC Authorizations of API and its Subsidiaries is operating in all material respects in accordance with the terms and conditions of such API FCC License or Authorizations, the Communications Act, the FCC Rules and all applicable state laws and regulations.

          6.13.7    CONSTRUCTION.  Except as set forth on TDS Disclosure Letter
Schedule 6.13.7 all construction for facilities that API intends to place in service proposed in any API FCC License is proceeding in a manner that may reasonably be expected to allow compliance with applicable FCC construction benchmarks, the completion of such construction and commencement of operations within the time specified in the relevant API FCC License.

     6.14 FINANCIAL STATEMENTS; RECEIVABLES; PUBLIC FILINGS.

          6.14.1 FINANCIAL STATEMENTS. The API Financial Statements are attached hereto as TDS Disclosure Letter Schedule 6.14.1. The API Financial Statements (a) were prepared in accordance with the Books and Records of API and its Subsidiaries, (b) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby subject, in the case of the API Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments and (c) fairly present
(i) the consolidated assets, liabilities (including all reserves) and financial position of API and its Subsidiaries (other than AMS) and (ii) the assets, Liabilities (including all reserves) and financial position of AMS in each case as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended, consolidated as appropriate. The API Audited Financial Statements have been audited by Arthur Anderson LLP, independent certified public accountants, whose reports thereon are included with such API Audited Financial Statements.

          6.14.2 RECEIVABLES. All of the receivables of API and its Subsidiaries (including accounts receivable, loans receivable and advances) which have arisen in connection with the API Business and which are reflected in the Interim Financial Statements, and all such receivables which will have arisen since the Interim Balance Sheet Date, have arisen only from BONA FIDE transactions in the ordinary course of business. All receivables of API and its Subsidiaries on the date of this Agreement are, and on the Closing Date will be, good and collectible in the ordinary course of business of API within 120 days of their incurrence, subject to any applicable reserves set forth in the Interim Balance Sheet of API. TDS has no knowledge of any facts or circumstances generally which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Interim Financial Statements. TDS Disclosure Letter Schedule 6.14.2 hereto accurately lists as of November 28, 1997 all receivables arising out of or relating to the API Business in excess of $1,000, the amount owing and the aging of such receivable and the name and last known address of the party from whom such receivable is owing.

          6.14.3 FILINGS. TDS Disclosure Letter Schedule 6.14.3 sets forth a list of all reports filed by API with the SEC under the Exchange Act during the period from January 1, 1995 to the date hereof (collectively, the "SEC REPORTS"), true and correct copies of which have been made available to TSR Paging. None of the SEC Reports, as of their respective dates (as amended through the date hereof) contained any untrue statement of material fact or omitted to state a material fact with respect to the API Business required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     6.15 BOOKS AND RECORDS. API and its Subsidiaries have made and kept (and given TSR Paging access to) the Books and Records of API, which, in all material respects accurately and fairly reflect the activities of API and its Subsidiaries that would be so recorded.

     6.16 LITIGATION. Except as set forth on Schedules 6.13.3 and 6.16 there is no Action or Order, pending or to the knowledge of API threatened (a) against, related to or affecting (i) API or any of its Subsidiaries or the API Assets, or
(ii) any stockholders (including TDS) officers or directors of API or any of its Subsidiaries (in each case, in such capacity) and which either (A) may be reasonably expected to result in Damages in excess of $100,000 in respect of any individual Order for the payment of money damages (or $200,000 in the aggregate), or (B) seeks as of the date hereof to delay, limit or enjoin the transactions contemplated by this Agreement, the Ancillary Agreements, the Merger Agreement or the Option Agreement or (b) in which TDS (in a matter directly related to API or the API Business), API or any of its Subsidiaries is a plaintiff, including any derivative suits brought by or on behalf of TDS, API or any of its Subsidiaries. None of TDS (in a matter directly related to API or the API Business), API or any of its Subsidiaries is in default with respect to or subject to any Order, and to the knowledge of TDS, there are no unsatisfied Orders against API or any of its Subsidiaries or the API Assets.

     6.17 COMPLIANCE WITH LAW. API and its Subsidiaries are and have been in compliance in all material respects with all Authorizations, Regulations, and Permits in respect of the API Assets and the API Business; IT BEING UNDERSTOOD that nothing in this representation is intended to address any compliance issues that are the subject of any other representation or warranty set forth herein.

     6.18 NO BROKERS. Except for the fees payable to Credit Suisse First Boston and BancBoston Securities Inc. in connection with the transactions contemplated hereby, which shall be paid by TDS, no broker, finder or similar agent is entitled to any finder's fee, brokerage fees or commission or similar payment from TDS, API or any of its Subsidiaries in connection with the transactions contemplated hereby.

     6.19 NO OTHER AGREEMENTS TO SELL THE API ASSETS. Neither TDS nor API nor any of their respective officers, directors or affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than TSR Wireless and TSR Paging to sell, assign, transfer or effect a sale of the API Assets (other than Sales of Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of API or any of its Subsidiaries (other than in connection with existing employee stock option and stock purchase plans to effect any merger, consolidation, exclusive license, liquidation, dissolution or other reorganization of API or any of its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing business combination transactions.

     6.20 PROPRIETARY RIGHTS.

          6.20.1 PROPRIETARY RIGHTS. TDS Disclosure Letter Schedule 6.20 lists all of API and its Subsidiaries' domestic and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, all of API's and its Subsidiaries' registered copyrights and all of API's and its Subsidiaries' patents and pending patent applications, and all agreements under which API or its Subsidiaries are licensed to use Proprietary Rights.

          6.20.2 OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. API or one of its Subsidiaries owns and/or has the right to use each of the Proprietary Rights listed on TDS Disclosure Letter Schedule 6.20. The Proprietary Rights listed on TDS Disclosure Letter Schedule 6.20 constitute all of the Proprietary Rights necessary to conduct the API Business in the manner presently conducted. None of the Proprietary Rights is involved in any pending or, to the knowledge of TDS, threatened litigation. No other Person (i) has the right to use any of the Proprietary Rights, except pursuant to the Contracts; or (ii) to TDS' knowledge, except as set forth in TDS Disclosure Letter Schedule 6.20, is infringing upon any Proprietary Rights. To TDS' knowledge, the use by API and its Subsidiaries of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by API or any of its Subsidiaries that are presently outstanding alleging that the use by API or any of its Subsidiaries of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All Proprietary Rights are assignable by API and its Subsidiaries to TSR Wireless in the manner contemplated by this Agreement.

     6.21 ENVIRONMENTAL MATTERS.

          6.21.1 COMPLIANCE WITH ENVIRONMENTAL LAW. Each of API and its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the API Business (including the Facilities of API and its Subsidiaries ("API FACILITIES")) and the use and ownership thereof, and to the operation of the API Business. No violation by API or any of its Subsidiaries is being alleged of any applicable Environmental Law relating to any of the properties and assets of the API Business including the API Facilities or the use, occupation or ownership thereof, or to the operation of the API Business.

          6.21.2 OTHER ENVIRONMENTAL MATTERS. Neither API nor to the knowledge of API any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and neither API nor any of its Subsidiaries is subject to, any material Liability relating (i) environmental conditions on, under, or about the API Facilities, including without limitation, the air, soil and groundwater conditions at such Facilities or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials. TDS has disclosed and made available to TSR Paging all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to TDS relating to (x) the environmental conditions on, under or about the API Facilities, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by API or any other Person on, under, about or from any of the API Facilities, or otherwise in connection with the use or operation of the API Business.

     6.22 TAX MATTERS.

          6.22.1 API has (or by the Closing will have) duly and timely filed all Tax returns relating to the API Business with respect to Taxes through the Closing Date for which TSR Wireless could have post-closing liability ("API PCD TAXES") required to be filed on or before the Closing Date ("API PCD TAX RETURNS"). Except for API PCD Taxes set forth on TDS Disclosure Letter Schedule 6.22, which are being contested in good faith and by appropriate proceedings, the following API PCD Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all API PCD Taxes shown to be due on the API PCD Tax Returns, (ii) all deficiencies and assessments of API PCD Taxes of which API has or by the Closing Date will have received written notice. All Taxes required to be withheld by or on behalf of API in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to API ("API WITHHOLDING TAXES") have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

          6.22.2  Except as set forth on TDS Disclosure Letter Schedule 6.22,
(i) all API PCD Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax returns were required to be filed has expired, and (ii) no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any API PCD Taxes or API Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the Internal Revenue Service ("IRS") or any other Governmental Authority.

          6.22.3  Except as set forth on TDS Disclosure Letter Schedule 6.22,
(i) there are no API PCD Taxes or API Withholding Taxes for which a deficiency has been asserted in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to API PCD Taxes or API Withholding Taxes. Except as set forth on TDS Disclosure Letter Schedule 6.22.3, no API PCD Taxes and no API Withholding Taxes are currently under audit by any Governmental Authority of which API has, or will have by the Closing, received written notice.

          6.22.4 TSR Wireless will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the API Business to TSR Wireless.

          6.22.5 Except as set forth on TDS Disclosure Letter Schedule 6.22, there is no assessment or Action or administrative appeal pending, or threatened of which API has received assessment or written notice against or relating to API in connection with API PCD Taxes.

     6.23 INVESTMENT INTENT. TDS is acquiring its Membership Interests for its own account for investment and with no present intention of distributing or reselling such

Membership Interests or any part thereof. TDS is fully informed as to the applicable limitations upon any distribution or resale of Membership Interests, which have not been registered pursuant to the Securities Act. TDS agrees not to distribute or resell any of the Membership Interests if such distribution or resale would constitute a violation of the Securities Act by TDS.

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF TSR WIRELESS

     TSR Wireless hereby represents and warrants to the Transferors as follows:

     7.1 ORGANIZATION OF TSR WIRELESS. TSR Wireless is a limited liability company duly formed validly existing and in good standing under the laws of the State of Delaware. Copies of the Certificate of Formation and Limited Liability Company Agreement of TSR Wireless, heretofore delivered by TSR Wireless to each of the Transferors, are accurate and complete as of the date hereof. TSR Wireless is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required or will be required as a result of the transactions contemplated by this Agreement by applicable law, except where the failure to be so qualified will not have a material adverse effect on the ability of TSR Wireless to consummate the transactions contemplated hereby. TSR Wireless has not engaged in any activity other than in connection with the transactions contemplated hereby.

     7.2 AUTHORIZATION. TSR Wireless has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Option Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by TSR Wireless of this Agreement, the Ancillary Agreements and the Option Agreement has been duly authorized by all requisite action on the part of TSR Wireless. This Agreement and the Option Agreement have been duly executed and delivered by TSR Wireless and are valid and binding obligations of TSR Wireless and each of the Ancillary Agreements when executed at Closing will constitute a valid and binding obligation of TSR Wireless enforceable against TSR Wireless in accordance with their respective terms.

     7.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement, the Ancillary Agreements or the Option Agreement by TSR Wireless, nor the performance of its obligations hereunder and thereunder will result in (i) a violation of or a conflict with any provision of the Certificate of Formation of TSR Wireless or the TSR Wireless LLC Agreement, or (ii) violate or conflict with or result in a breach of or constitute a default under any term or provision of any contract, agreement, commitment, lease, license, franchise or permit or other instrument or obligation to which TSR Wireless is a party or is bound, or
(iii) a violation by TSR Wireless of any Regulation or Order to which TSR Wireless is subject.

     7.4 CONSENTS AND APPROVALS. No Authorization, Consent or Permit, is required to be made or obtained by TSR Wireless in connection with TSR Wireless's execution, delivery and performance of this Agreement.

     7.5 BROKER AND FINDERS. Neither TSR Wireless nor any of its Affiliates has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any brokerage fees, commissions or finder's fee in connection with the transactions contemplated by this Agreement.

     7.6 LITIGATION AND PROCEEDINGS. There are no Actions pending or, to the best of knowledge of TSR Wireless, threatened against the consummation by TSR Wireless of the transactions contemplated hereby.

     7.7 COMPLIANCE WITH LAW. TSR Wireless is, and since its organization has been, in compliance in all material respects with all applicable Regulations and Permits.


                                  ARTICLE VIII

                  COVENANTS OF THE TRANSFERORS AND TSR WIRELESS

     The Transferors and TSR Wireless hereby each covenant as follows:

     8.1 FURTHER ASSURANCES. Each of the parties hereto agrees, both before and after the Closing, (i) to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Merger, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and under the Ancillary Agreement and the Merger, (iii) to cooperate with each other in connection with the foregoing, including using their respective best efforts (A) to obtain all necessary Authorizations and Consents; (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by Governmental Authorities, and (D) to fulfill all conditions to this Agreement provided, in connection with the Merger, the use of best efforts (x) shall require TDS to offer merger consideration of $2.25 per share in cash (net) to acquire the outstanding Common Stock of API in the Merger not owned by TDS,
(y) subject to approval of the Merger by a special committee of the independent directors of the Board of Directors of API, shall require TDS to forthwith consummate the Merger upon acquiring ninety (90) or more percent of the outstanding Common Stock of API and if TDS shall fail to acquire ninety (90) percent of the outstanding Common Stock of API, to proceed forthwith and consummate the Merger in accordance with applicable state law and (z) shall not require TDS to complete a merger which does not have the recommendation of a special committee of independent directors of API; PROVIDED,

HOWEVER, that neither shall be required to make any material payments, commence litigation or agree to any material modifications to the terms of any Contracts, Real Property Leases or Permits in connection with the foregoing. Notwithstanding the generality of this Section 8.1, TSR Paging's due diligence review of the API FCC Licenses has raised certain discrepancies and errors that TSR Paging believes should be corrected prior to Closing. API will use its reasonable commercial efforts, with TSR Paging's cooperation, to correct such discrepancies and errors prior to Closing and will correct such errors and discrepancies within its control.

     8.2 FCC CONSENT. Each of the parties hereto acknowledges and agrees that the transactions contemplated by this Agreement, including but not necessarily limited to assignment of the TSR Paging FCC Licenses to TSR Wireless and assignment of the API FCC Licenses to TSR Wireless, can only by accomplished upon receipt of prior FCC Consent. Without in any way limiting the generality of Section 8.1 hereof, the parties agree to cooperate with each other, including using their respective best efforts, to promptly prepare, file with the FCC, prosecute and obtain FCC grant by Final FCC Order within the time frame specified in Section 15.1.1 (ii) of this Agreement of the applications necessary to obtain all required FCC Consent, including but not necessarily limited to applications to obtain FCC Consent to assignment of the API FCC Licenses to TSR Wireless (collectively, the "API-TSR WIRELESS ASSIGNMENT APPLICATION") and to obtain FCC Consent to assignment of the TSR Paging FCC Licenses to TSR Wireless (collectively, the "TSR PAGING-TSR WIRELESS ASSIGNMENT APPLICATION"). With respect to the API-TSR Wireless Assignment Application and the TSR Paging-TSR Wireless Assignment Application: (A) TDS will prepare those portions of such applications required for TDS, API and/or their Subsidiaries; (B) TSR Paging will prepare those portions of such applications required for TSR Paging; (C) TSR Wireless will specify the manner in which TSR Wireless's portions of such applications are prepared; (D) TSR Wireless will pay all FCC-imposed filing fees with respect to the API-TSR Wireless Assignment Application; and (E) TSR Wireless will pay all FCC-imposed filing fees with respect to the TSR Paging-TSR Wireless Assignment Application.

     8.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, each Transferor shall give prompt notice to TSR Wireless and the other Transferor and TSR Wireless shall give prompt notice to each Transferor of
(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the Transferors' or TSR Wireless's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of any Transferor or to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition.


                                   ARTICLE IX

                             COVENANTS OF TSR PAGING

     TSR Paging hereby covenants as follows:

     9.1  ACCESS TO INFORMATION.

          9.1.1 From the date hereof through the Closing, subject to any confidentiality obligations of TSR Paging, TSR Paging shall, and shall cause its officers, directors and employees to, afford TDS and its Representatives, during normal business hours and upon reasonable notice to TSR Paging and in a manner which will not unduly interfere with the operation of the TSR Paging Business, complete access at all reasonable times to the TSR Paging Assets for the purpose of inspecting the same, and to the officers and employees of TSR Paging, and shall furnish TDS and its Representatives all financial, operating and other data and information as TDS may reasonably request, except to the extent that such access would violate any Regulation to which TSR Paging, its employees, the TSR Paging Assets or the TSR Paging Business is subject; PROVIDED that TSR Paging shall have the right to have a Representative present at all such times; and PROVIDED FURTHER that such access shall be at the expense of the party exercising its rights hereunder. Notwithstanding such access and the information provided to TDS after the date hereof, TDS and TSR Wireless each acknowledge and agrees that TSR Paging makes no representation or warranty, express or implied, at common law, by statute or otherwise, except as specifically set forth in this Agreement.

     9.2  EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

          9.2.1 TSR Paging shall use all reasonable efforts to cause all employees of TSR Paging to make available their employment services to TSR Wireless (the "TSR PAGING EMPLOYEES"). Effective as of the Closing Date, TSR Wireless shall offer employment to all of the TSR Paging Employees on the same terms and conditions and with the same benefits as enjoyed by them prior to the Closing Date and shall assume all Liabilities of TSR Paging in respect of the TSR Paging Employees or other beneficiaries or dependents, including all Liabilities under the Employee Plans of TSR Paging and all Liabilities in relation to life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements. In connection therewith, TSR Wireless shall assume all of TSR Paging's responsibility for, become the successor plan sponsor of, and assume, each of TSR Paging's Employee Plans.

          9.2.2 From and after the Closing, TSR Wireless shall assume and become solely responsible for any and all Liabilities of TSR Paging in respect of each TSR Paging Employee, or the beneficiary or dependent of each such TSR Paging Employee, to provide post-employment welfare benefits to such TSR Paging Employee, beneficiary or dependent following termination of employment with TSR Wireless.

          9.2.3 From and after the Closing Date, TSR Wireless shall assume and be solely responsible for any and all Liabilities relating to or arising in connection with the requirements of section 4980B of the Code to provide continuation of health care coverage under any Employee Plan of TSR Paging in respect of TSR Paging Employees and their covered dependents.

          9.2.4 From and after the Closing Date, TSR Wireless shall assume and be solely responsible for any and all Liabilities to or in respect of any TSR Paging Employee relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

          9.2.5  TSR Paging will, and TSR Wireless will, (i) treat TSR
Wireless as a "successor employer' and TSR Paging as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to TSR Paging Employees who are employed by TSR Wireless for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more year within which the Closing Date occurs.

          9.2.6 At the request of TSR Wireless with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, TSR Paging will and TSR Wireless will, (i) treat TSR Wireless as a successor employer and TSR Paging as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to TSR Paging Employees who are employed by TSR Wireless and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each TSR Paging Employee for the calendar year within which the Closing Date occurs.

          9.2.7. Before and after the Closing, TSR Paging will use all reasonable efforts to cause TSR Wireless to take, or cause to be taken, all actions necessary, proper or advisable to carry out its obligations hereunder.

     9.3 CONDUCT OF BUSINESS. From the date hereof through the Closing TSR Paging shall, except as contemplated by this Agreement, or as consented to by TDS in writing, operate its business in the ordinary course and substantially in accordance with past practice and will use its best efforts not to take any action inconsistent with this Agreement. Without limiting the generally of the foregoing, TSR Paging shall not, except as specifically contemplated by this
Agreement:

          9.3.1  engage in any transaction not permitted by Sections 5.10 and
5.11 of the Securities Purchase Agreement dated July 17, 1995 between, amongst other Persons, TSR Paging and the Investors;

          9.3.2 do any other act which would cause any representation or warranty of TSR Paging in this Agreement to be or become untrue in any material respect; or

          9.3.3 enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

          9.3.4 directly or indirectly, (a) enter into any merger, consolidation or reorganization in which TSR Paging is not the surviving corporation or (b) transfer or agree to transfer all or substantially all TSR Paging's Assets, unless prior to such merger, consolidation, reorganization or asset transfer (collectively, a "TRANSACTION"), the surviving corporation or the transferee, respectively, shall have agreed in writing (i) to assume the obligations of TSR Paging under this Agreement, and for that purpose references in the Exchange and Registration Rights Agreement to "Registrable Securities" shall be deemed to include any securities which API or its shareholders would be entitled to receive pursuant to any such Transaction, or (ii) to purchase the API Assets and the API Assumed Liabilities or otherwise acquire the API Business for consideration consisting of cash, a cash equivalent or freely transferable and marketable securities (or, if not freely transferable and marketable, subject to restrictions no more onerous than on the securities received by the Investors in the Transaction), PROVIDED that such consideration (x) shall be the same type of consideration as payable to TSR Paging or its shareholders in connection with the Transaction, (y) shall be payable on the same terms as the consideration paid to TSR Paging in the Transaction, (z) shall be in an amount that bears the same proportion to the consideration paid to TSR Paging in the Transaction as the initial Membership Interest of API pursuant to Section 3.1 bears to the initial Membership Interest of TSR Paging pursuant to Section 3.1 (i.e., the aggregate consideration paid in such a Transaction for TSR Paging and for the API Assets and API Assumed Liabilities shall be allocated 70% to TSR Paging and 30% to API), and PROVIDED FURTHER that the obligation to purchase the API Assets and the API Assumed Liabilities or otherwise acquire the API Business shall be contingent on and subject only to the satisfaction by API or TDS of closing conditions comparable to those set forth in Sections 11.6 and 11.7, and other usual and customary closing conditions in acquisitions of paging businesses.

     9.4 1997 FINANCIAL STATEMENTS. TSR Paging shall prepare its audited financial statements for the fiscal year ending on December 31, 1997 and deliver a copy thereof to TDS on or before May 1, 1998.


                                    ARTICLE X

                                COVENANTS OF TDS

     TDS hereby covenants as follows:

     10.1 NO SOLICITATION.

          10.1.1 NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, TDS shall not, and shall use its best efforts to cause its Representatives not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquires or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than TSR Paging and its Representatives, concerning any sale of all or any substantial portion of the API Assets or the API Business, or of any shares of capital stock of API or its Subsidiaries, or any merger, consolidation, liquidation, dissolution or exclusive licensing arrangement or similar transaction involving API or its Subsidiaries (each such transaction being referred to herein as a "PROPOSED API ACQUISITION TRANSACTION").

          10.1.2 NOTIFICATION. TDS shall promptly notify TSR Paging if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed API Acquisition Transaction and notify TSR Paging of the terms of any proposal which it may receive in respect of any such Proposed API Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, except to the extent that any such notification would violate any now existing agreement of TDS or API.

     10.2 ACCESS TO INFORMATION.

          10.2.1 From the date hereof through the Closing, TDS shall, and shall cause API and their respective officers, directors and employees to, afford TSR Paging and its Representatives, during normal business hours and upon reasonable notice to TDS and API and in a manner which will not interfere with the operation of the API Business, complete access at all reasonable times to the API Assets and the API Business for the purpose of inspecting the same, and to the officers and employees of API, and shall furnish TSR Paging and its authorized representatives all financial, operating and other data and information as TSR Paging may reasonably request, except to the extent that such access would violate any governmental regulation, law or order to which TDS, API, their employees or the API Assets are subject; PROVIDED that API shall have the right to have Representatives present at all such times; and PROVIDED FURTHER that such access shall be at the expense of TSR Paging. Notwithstanding such access and the information provided to TSR Paging after the date hereof, TSR Paging and TSR Wireless acknowledge and agree that TDS makes no representations or warranties, express or implied, at common law, by statute or otherwise, except as specifically set forth in this Agreement.

          10.2.2 TSR Paging shall have the right, at its sole cost and expense to (i) after consultation with and with the consent of API (not to be unreasonably withheld or delayed) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the API Leased Real Property, and such other procedures as may be recommended by an independent environmental consultant selected by TSR Paging (the "CONSULTANT") based on its reasonable professional judgment, in a manner consistent with good engineering practice, (ii)


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

inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (iii) inspect all buildings and equipment at the API Facilities, including without limitation the visual inspection of the API Facilities for asbestos-containing construction materials; PROVIDED, in each case, such tests and inspections shall be conducted only (a) during regular business hours; and (b) in a manner which will not interfere with the operation of the API Business and/or the use of, access to or egress from the API Facilities.

          10.2.3 TSR Paging's right to conduct tests, inspect records and other documents, and visually inspect all buildings and equipment at the API Facilities shall also be subject to the following terms and conditions:

          (i) All testing performed on TSR Paging's behalf shall be conducted by the Consultant;

          (ii) A Representative of TDS shall have the right to accompany the Consultant as it performs testing;

          (iii) Except as otherwise required by law, any information concerning the API Leased Real Property gathered by TSR Paging or the Consultant as the result of, or in connection with, the testing shall be kept confidential in accordance with subsection (iv) below and shall not be revealed to, or discussed with, anyone other than Representatives of TSR Paging or Representatives of TDS who agree to comply with the provisions of subsection
(iv) below; and

          (iv) In the event that any party to this Agreement or any party set forth in subsection 10.2.3(iii) is requested or required to disclose information described in subsection 10.2.2, TSR Paging shall provide TDS or TDS shall provide TSR Paging, as the case may be, with prompt notice of such request so that TDS or TSR Paging, as the case may be, may seek an appropriate protective order or waiver by the other party's compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subsection 10.2.3(iv) shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

     10.3 CONDUCT OF BUSINESS. From the date hereof through the Closing TDS shall cause API, except as contemplated by this Agreement, or as consented to by TSR Paging in writing to operate its business in the ordinary course and substantially in accordance with past practice (except with respect to certain API FCC Licenses and API FCC License Applications and certain reductions in planned License build-outs as described in TDS Disclosure Letter

Schedule 6.13.7) and will use its best efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, TDS shall not, and shall cause API and each of its Subsidiaries not to, except as specifically contemplated by this Agreement:

          10.3.1 change or amend the Certificate of Incorporation or Bylaws of API or any of API's Subsidiaries, except as otherwise required by law;

          10.3.2 enter into, extend, modify, terminate or renew any API Contract disclosed, or which would have been required to be disclosed on TDS Disclosure Letter Schedule 6.7 if entered into, extended or modified prior to the date of this Agreement, or any API Real Property Lease;

          10.3.3 sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any API FCC License, API FCC License Application except those previously identified in TDS Disclosure Letter Schedule
10.3.3 or any other API Assets, or any interests therein other than sales and leases of Inventory in the ordinary course of business;

          10.3.4 acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any Person;

          10.3.5 fail to expend funds for budgeted capital expenditures or commitments as set forth in the budget of API attached hereto as Exhibit I including, without limitation, maintaining levels of spare parts sufficient to maintain and upgrade the network infrastructure as reasonably necessary and maintain the present level of Pagers in Service;

          10.3.6 fail to maintain the API Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with API's past practice inoperable, worn-out or obsolete or destroyed API Assets or fail to maintain the Inventory levels of API and its Subsidiaries at the levels on the Interim Balance Sheet Date (subject to reductions in Inventory not exceeding ten (10) percent of such Inventory on the Interim Balance Sheet Date in accordance with prudent business practice);

          10.3.7 make any loans or advances to any Person, except for normal advances in respect of expenses incurred by employees in the ordinary course of business.

          10.3.8 for one year from the date of this Agreement, Transfer or agree to Transfer all or any part of the API Note or any interest therein to any Person otherwise than pursuant to the Option Agreement.

          10.3.9 take or omit to take any action which will result in the further default under (not otherwise waived) or any acceleration of any API Intercompany Liabilities or any other Financing Obligations;


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

          10.3.10 fail to take all commercially reasonable actions reasonably necessary to retain employees of API and its Subsidiaries in the employment of API or the applicable Subsidiary through the Closing.

          10.3.11 do any other act which would cause any representation or warranty of TDS in this Agreement to be or become untrue in any material respect; or

          10.3.12 enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

     10.4 1997 FINANCIAL STATEMENTS. TDS shall cause API to prepare its audited financial statements for the fiscal year ending on December 31, 1997 and deliver a copy thereof to TSR Paging on or before May 1, 1998.

     10.5 THE MERGER.  In support of and in furtherance of TDS' obligations in
Article VIII in connection with the Merger and this Article X to cause API to take and refrain from taking certain acts and obligations, TDS shall ensure that any merger agreement entered into with API (i) provides for the direct or indirect acquisition by TDS of all outstanding shares of capital stock of API not presently owned by TDS or its Affiliates in exchange for consideration other than capital stock of API; and (ii) imposes similar covenants on API as are imposed on TDS in this Article X in respect of API.

     10.6 SUPPORT OF API. TDS shall continue to provide API with such financial support and assistance as it requires to continue operating the API Business in the ordinary course of business, including without limitation under the API Intercompany Indebtedness (taking into account the waiver of certain defaults dated March 5, 1997).

     10.7 TRANSITIONAL SERVICES AGREEMENT. At the Closing, TDS and TSR Wireless shall enter into a transitional services agreement (the "TRANSITIONAL SERVICES AGREEMENT") in the form attached hereto as Exhibit G, pursuant to which TDS or its Affiliates, including API, shall provide certain transitional services in connection with information systems and lock-box services for such charges, periods and other terms as set forth therein.

     10.8 EMPLOYEES. The Transferors and TSR Wireless shall agree upon appropriate procedures with respect to the allocation of costs of employees of API and its Subsidiaries (the "API EMPLOYEES"). Notwithstanding the foregoing, neither TSR Wireless or TSR Paging shall become liable for any Liabilities or any benefits to which the API Employees are entitled in respect of their employment prior to the employment of any API Employees by TSR Wireless to the extent not included in current liabilities of API assumed pursuant to Section 2.4.2.

     10.9 MONTHLY CERTIFICATES. If the Closing shall not have occurred by the following applicable dates: (i) on or before July 15, 1998, TDS shall deliver a certificate (the "JUNE CERTIFICATE") to TSR Paging setting forth the Pagers in Service and the Net Recurring Pager Revenues of API and its Subsidiaries as at and for the month ended June 30, 1998 and, if


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

applicable, the API Pager Shortfall and the API Revenue Shortfall as at and for the month ended June 30, 1998; (ii) on or before August 15, 1998, TDS shall deliver a certificate (the "JULY CERTIFICATE") to TSR Paging setting forth the Pagers in Service and the Net Revenues of API and its Subsidiaries as at and for the month ended July 31, 1998 and, if applicable, the API Pager Shortfall and the API Revenue Shortfall as at and for the month ended July 31, 1998 and (iii) on or before September 15, 1998, TDS shall deliver a certificate (the "AUGUST CERTIFICATE") to TSR Paging setting forth the Pagers in Service and the Net Revenues of API and its Subsidiaries as at and for the month ended August 31, 1998 and, if applicable, the API Pager Shortfall and the API Revenue Shortfall as at and for the month ended August 31, 1998.

                                   ARTICLE XI

                     CONDITIONS TO OBLIGATIONS OF TSR PAGING

     The obligation of TSR Paging to effect the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by TSR Paging in the discretion of TSR Paging:

     11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of TDS contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of any representation or warranty not containing any materiality qualification) at and as of the date of this Agreement and at and as of the Closing, and TDS shall have performed and satisfied all material agreements and covenants required hereby to be performed by it, and shall have caused API to perform all material actions to be performed by API, prior to the Closing.

     11.2 NO INJUNCTION, ETC.. Consummation of the transactions contemplated hereby and by the Ancillary Agreement, the Merger Agreement and the Option Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have enacted any applicable law which would make illegal the consummation of the transactions contemplated hereby and thereby and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

     11.3 OPINION OF COUNSEL. TDS shall have delivered to TSR Paging opinions of Sidley and Austin and Koteen & Naftalin, L.L.P., respectively, counsel and special regulatory counsel to TDS, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits E-1 and E-2, respectively.

     11.4 CERTIFICATES. TDS shall furnish TSR Paging with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article XI as may be reasonably requested by TSR Paging.


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

     11.5 CORPORATE DOCUMENTS. TSR Paging shall have received from TDS resolutions adopted by the boards of directors of TDS, any corporation which is a constituent corporation in the Merger and API as applicable, approving this Agreement, the Ancillary Agreements, the Merger and the Option Agreement and the transactions contemplated hereby and thereby, certified by the corporate secretary of each Person, as applicable.

     11.6 CONSENTS. All Authorizations, Consents and Permits necessary to effect the transfer of the API Assets to TSR Wireless and the performance of the other obligations of TDS hereunder shall have been obtained except (other than in the case of Authorizations, Consents and Permits of the FCC) where the failure to obtain any such Authorization, Consent or Permit would not reasonably be expected to have a Material Adverse Effect.

     11.7 MERGER.  The Merger shall have been consummated.

     11.8 MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred in respect of the API Business. For the purposes of this Section 11.8, Material Adverse Change shall include, without limitation, a reduction in the number of Pagers in Service of API and its Subsidiaries or the Net Monthly Pager Revenues of API and its Subsidiaries as at the last day of and for the month prior to the month in which the Closing occurs below 581,250 and $4,350,000, respectively. Not less than three (3) Business Days prior to the Closing Date, TDS shall deliver a certificate to TSR Paging setting forth the information described above, which shall take effect as an additional representation and warranty of TDS hereunder. No certification pursuant to this Section 11.8 shall affect the rights and obligations of the parties pursuant to Section 3.2, nor shall any waiver by TSR Paging of its rights under this Section 11.8 constitute a waiver of its rights under Section 3.2. If TSR Paging shall have exercised the Option Extension, this Section 11.8 shall no longer apply.

     11.9 OTHER AGREEMENTS. TDS and TSR Wireless shall have executed and delivered the Ancillary Agreements to which they are each a party in the forms attached as exhibits hereto.

     11.10 INTENTIONALLY OMITTED.

     11.11 INTENTIONALLY OMITTED.

     11.12 TENANT ESTOPPEL CERTIFICATES. TSR Paging shall have received tenant estoppel certificates addressed to TSR Wireless with respect to the API Leased Real Property indicated with a (*) on TDS Disclosure Letter Schedule 6.6, which certificates shall be reasonably satisfactory to TSR Paging or in the form required by the applicable lease of such API Leased Real Property.

     11.13 CLOSING CURRENT ASSETS. The API Inventory, the cash and cash equivalents of API and the receivables of API as at the Closing Date to be transferred to TSR Wireless hereunder shall have an aggregate value of at least ninety percent (90%) of that shown on the


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

Interim Balance Sheet of API, determined in a manner consistent with GAAP and with the preparation of the Interim Balance Sheet of API. Upon the Closing, TDS shall deliver a certificate to TSR Paging setting forth the information described above, which shall take effect as an additional representation and warranty of TDS hereunder.


                                   ARTICLE XII

                        CONDITIONS TO OBLIGATIONS OF TDS

          The obligation of TDS to effect the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by TDS in the discretion of TDS:

     12.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of TSR Paging and TSR Wireless contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) in all material respects (in the case of any representation or warranty not containing any materiality qualification) at and as of the date of this Agreement and at and as of the Closing (other than any breaches of any such representations or warranties as result from any Claims by stockholders of API), and TSR Paging and TSR Wireless shall have performed and satisfied all material agreements and covenants required hereby to be performed by them prior to the Closing.

     12.2 NO INJUNCTION, ETC.. Consummation of the transactions contemplated hereby and by the Ancillary Agreements, the Merger Agreement and the Option Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have enacted any applicable law which would make illegal the consummation of the transactions contemplated hereby and thereby and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

     12.3 OPINIONS OF COUNSEL. TSR Paging shall have delivered to TDS opinions of Latham & Watkins and Richard S. Becker & Associates, respectively counsel and special regulatory counsel to TSR Paging, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits F-1 and F-2, respectively.

     12.4 CERTIFICATES. TSR Paging shall furnish TDS with such certificates of its duly authorized officers and others to evidence compliance with the conditions set forth in this Article XII as may be reasonably requested by TDS.

     12.5 CORPORATE DOCUMENTS. TDS shall have received from TSR Paging resolutions adopted by the board of directors of TSR Paging and resolutions of TSR Wireless, as


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

applicable, approving this Agreement, the Ancillary Agreements and the Option Agreement and the transactions contemplated hereby and thereby, certified by the corporate secretary or Managing Member of each Person, as applicable.

     12.6 CONSENTS. All Authorizations, Consents and Permits necessary to effect the transfer of the TSR Paging Assets to TSR Wireless and the performance of the other obligations of TSR Paging hereunder shall have been obtained except (other than in the case of Authorizations, Consents and Permits of the FCC) where the failure to obtain any such Authorization, Consent or Permit would not reasonably be expected to have a Material Adverse Effect.

     12.7 MERGER.  The Merger shall have been consummated.

     12.8 MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred in respect of the TSR Paging Business. For the purposes of this
Section 12.8, Material Adverse Change shall include, without limitation, a reduction in the number of Pagers in Service of TSR Paging or the Net Monthly Pager Revenues of TSR Paging as at and for the last day of the month prior to the month in which the Closing occurs below 945,000 and $4,125,000, respectively. Not less than three (3) Business Days prior to the Closing Date, TSR Paging shall deliver a certificate to TDS setting forth the information described above, which shall take effect as an additional representation and warranty of TSR Paging hereunder. No certification pursuant to this Section shall affect the rights and obligations of the parties pursuant to Section 3.2, nor shall any waiver by TSR Paging of its rights under this Section constitute a waiver of its rights under Section 3.2. If TSR Paging shall have exercised the Extension Option, this Section 12.8 shall no longer apply.

     12.9 OTHER AGREEMENTS. TSR Paging, TSR Wireless, the stockholders of TSR Paging and the Investors shall have executed and delivered the Ancillary Agreements to which they are party in the forms attached as exhibits hereto.

     12.10 INTENTIONALLY OMITTED.

     12.11 CLOSING CURRENT ASSETS. The TSR Paging Inventory, the cash and cash equivalents of TSR Paging and the receivables of TSR Paging as at the Closing Date to be transferred to TSR Wireless hereunder shall have an aggregate value of not at least ninety percent (90%) of that shown on the Interim Balance Sheet of TSR Paging, determined in a manner consistent with GAAP and with the preparation of the Interim Balance Sheet of TSR Paging. Upon the Closing, TSR Paging shall deliver a certificate to TDS setting forth the information described above, which shall take effect as an additional representation and warranty of TSR Paging hereunder.

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

                                  ARTICLE XIII

        RISK OF LOSS; CONSENTS TO ASSIGNMENT OF CONTRACTS, REAL PROPERTY
                       LEASES AND PERSONAL PROPERTY LEASES

     13.1 RISK OF LOSS. From the date hereof through the Closing Date, all risk of loss or damage to the property included (i) in the API Assets shall be borne by TDS; and (ii) in the TSR Paging Assets shall be borne by TSR Paging; and thereafter in each case shall be borne by TSR Wireless. If any material portion of the API Assets or the TSR Paging Assets (collectively, "ASSETS") is destroyed or damaged by fire or any other cause on or prior to the Closing Date, the applicable Transferor shall give written notice to TSR Wireless and the other Transferor as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, including specification of the amount of insurance, if any, covering such Assets and the amount, if any, which the applicable Transferor is otherwise entitled to receive as a consequence of such damage or destruction. Prior to the Closing, the other Transferor shall have the option, which shall be exercised by written notice to the applicable Transferor within ten (10) calendar days after receipt of the applicable Transferor's notice or if there are not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event TSR Wireless shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, or the cash equivalent thereof and to indemnification for any uninsured portion of such loss pursuant to Section 14.4, and the full Units shall be issued to the applicable Transferor, (b) if agreed by the Applicable Transferor, excluding such Assets from this Agreement, in which event the allocation of Units shall be adjusted proportionately, as mutually agreed between the parties or (c) after providing the Applicable Transferor with a reasonable opportunity to cure, terminating this Agreement in accordance with Section 15.1, if such damage or destruction is a Material Adverse Effect.

     13.2 CONSENTS TO ASSIGNMENT OF CONTRACTS, REAL PROPERTY LEASES AND PERSONAL PROPERTY LEASES. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Real Property Lease or Personal Property Lease, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of TSR Wireless thereunder. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that TSR Wireless would not receive all such rights, the Transferors and TSR Wireless will cooperate, in all reasonable respects, to obtain such Consent as soon as practicable and, until such Consent is obtained, to provide to TSR Wireless the benefits under any of the foregoing to which such Consent relates (with TSR Wireless responsible for all the liabilities and obligations thereunder). In particular, in the event that any such Authorization or Consent is not obtained prior to Closing, then TSR Wireless and the Transferors shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Consent and assigning such Contract, Real Property Lease or Personal


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

Property Lease, including enforcement for the benefit of TSR Wireless of all claims or rights arising thereunder, and the performance by TSR Wireless of the obligations thereunder.


                                   ARTICLE XIV

            ACTIONS BY TSR WIRELESS AND TRANSFERORS AFTER THE CLOSING

     14.1 FURTHER ACTIONS. On and after the Closing Date, TSR Wireless and the Transferors will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to confirm or effect TSR Wireless's ownership, possession and control (in accordance with this Agreement) of the Assets and assumption of the TSR Paging Assumed Liabilities and the API Assumed Liabilities.

     14.2 SURVIVAL OF REPRESENTATIONS, ETC.. The representations, warranties, covenants and agreements of the Transferors and TSR Wireless contained herein shall survive the Closing Date for the period set forth in this Section 14.2:
(i) all such representations and warranties and all claims and causes of action with respect thereto shall terminate upon expiration of two (2) years after the Closing Date, except that the representations and warranties in Sections 5.1,
6.1 and 7.1 (Organization), 5.2, 6.2 and 7.2 (Authorization) 5.13 and 6.13 (Regulatory Matters) and 5.18 and 6.18 (No Brokers) and all claims and causes of action with respect thereto shall survive indefinitely and the representations and warranties in Sections 5.21 and 6.21 (Environmental Matters) and 5.22 and
6.22 (Tax Matters), and all claims and causes of action with respect thereto shall survive until the expiration of the applicable statute of limitations (with extensions) (including, in the case of any Taxes, the statute of limitations, as such may be extended, in respect of the collection of any Tax) with respect to the matters addressed in such Sections; and (ii) each such covenant and agreement shall survive the Closing and remain in full force and effect unless otherwise limited by its terms. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     14.3 BOOKS AND RECORDS. TSR Wireless agrees that it will cooperate with and make available to the Transferors during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose (including any matter concerning a potential breach of any representation or warranty or covenant of a party under this Agreement); IT BEING UNDERSTOOD that all Books and Records shall be maintained by TSR Wireless for seven (7) years following the Closing. Except as otherwise required in Section 14.4, the investigating Transferor shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in


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

connection with providing such Books and Records, information or employees. TSR Wireless will give TDS notice of any breach or potential breach by TSR Paging of any representation or warranty. All information received pursuant to this
Section 14.3 shall be subject to the confidentiality provisions of Section 14.6.

     14.4 INDEMNIFICATION.

          14.4.1 BY TSR PAGING. TSR Paging shall indemnify, save and hold harmless, on an After Tax Basis, (x) TSR Wireless and its Subsidiaries, and their respective directors, officers and employees (other than the Transferred Employees) (the "TSR WIRELESS INDEMNITEES") and (y) TDS and its Affiliates and Subsidiaries, and their respective directors, officers, shareholders and employees (the "TDS INDEMNITEES") from and against any and all costs, losses, Taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, reasonable attorneys' fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing herein, (collectively, "DAMAGES"), incurred in connection with, arising out of, resulting from (i) subject to Section 14.4.7(i), Section 14.4.7 (iv) and Section 14.4.7(vi), any breach of any representation or warranty made by TSR Paging in this Agreement or (ii) subject to Section 14.4.7(i), Section 14.4.7(iv) and
Section 14.4.7(vi), any breach of any covenant or agreement made by TSR Paging in this Agreement.

          14.4.2 BY TDS. TDS shall indemnify, save and hold harmless, on an After Tax Basis, (x) TSR Paging, its Affiliates and Subsidiaries, and their respective directors, officers, shareholders and employees (the "TSR PAGING INDEMNITEES" and together with the TDS Indemnitees, the TSR Wireless Indemnitees and the Investor Indemnitees, the "INDEMNITEES") and (y) the TSR Wireless Indemnitees from and against any and all Damages incurred in connection with, arising out of, resulting from (i) subject to Section 14.4.7(ii) and Section 14.4.7(iv) and Section 14.4.7 (vii), any breach of any representation or warranty made by TDS, API or any Subsidiary of API in this Agreement; (ii) subject to Section 14.4.7(ii) and Section 14.4.7(iv) and Section 14.4.7 (vii), any breach of any covenant or agreement made by TDS in this Agreement; (iii) any API Excluded Liability and (iv) any Claim by any shareholder of TDS or API other than MIS Charges. TDS shall indemnify, save and hold harmless the Investors and their respective members, investors, funds, directors, officers, partners and employees (the "INVESTOR INDEMNITEES") from and against any and all Damages incurred in connection with, arising out of, or resulting from any Claim by any shareholder of TDS or API.

          14.4.3 BY TSR WIRELESS. TSR Wireless shall indemnify, save and hold harmless, on an After Tax Basis, the TSR Paging Indemnitees and the TDS Indemnitees from and against any and all Damages incurred in connection with, arising out of, resulting from (i) subject to Section 14.4.7(iii) and Section 14.47(iv), any breach of any representation or warranty made by TSR Wireless in this Agreement; (ii) subject to Section 14.4.7(iii) and Section 14.4.7(iv), any breach of any covenant or agreement made by TSR Wireless in this Agreement;
(iii) any TSR Paging Assumed Liability; and (iv) any API Assumed Liability;

          14.4.4 DAMAGES. The term "Damages" as used in this Section 14.4 is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims. Payments by an Indemnitee of amounts for which such Indemnitee is indemnified hereunder shall not be a condition precedent to recovery.

          14.4.5 DEFENSE OF CLAIMS. If a claim for Damages (a "CLAIM") is to be made by an Indemnitee, such Indemnitee shall, subject to Section 14.2, give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 14.4. If any lawsuit or enforcement action is filed against any Indemnitee hereunder, notice thereof (a "THIRD PARTY NOTICE") shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim and the indemnifying party shall have the right to participate therein at its own cost; PROVIDED, HOWEVER, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

          14.4.6    BROKERS AND FINDERS.  Pursuant to the provisions of this
Section 14.4, each Selling Party and TSR Wireless shall indemnify, hold harmless and defend the other parties from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

          14.4.7     LIMITATIONS.

               (i) TSR Paging shall not be liable to any TDS Indemnitee or any TSR Wireless Indemnitee for any Damages with respect to the matters contained in Section 14.4.1(i) or Section 14.4.1(ii) except to the extent the Damages therefrom exceed, in the aggregate, $1,000,000, provided however that once such Damages, in the aggregate, exceed such sum, TSR Paging shall be liable for all such Damages and not just the excess.

               (ii) TDS shall not be liable to any TSR Paging Indemnitee or any TSR Wireless Indemnitee for any Damages with respect to the matters contained in Section 14.4.2(i) or Section 14.4.2(ii) except to the extent the Damages therefrom exceed, in the aggregate, $1,000,000, provided however that once such Damages, in the aggregate, exceed such sum, TDS shall be liable for all such Damages and not just the excess.

               (iii) TSR Wireless shall not be liable to any TSR Paging Indemnitee or any TDS Indemnitee for any Damages with respect to the matters contained in Section 14.4.3(i) or Section 14.4.3(ii) except to the extent the Damages therefrom exceed, in the aggregate, $1,000,000, provided however that once such Damages, in the aggregate, exceed such sum, TSR Wireless shall be liable for all such Damages and not just the excess.

               (iv) The indemnification provided by this Section 14.4 shall be in addition to any other remedy of the parties hereto including damages, specific performance and injunctive relief, provided that the limitations set forth in Sections 14.4.7(i) through 14.4.7(iii) shall still apply with respect to the matters contained in Sections 14.4.1(i), 14.4.1(ii), 14.4.2(i), 14.4.2(ii), 14.4.3(i) and 14.4.3(ii).

               (v) No claim based on a breach of any representation or warranty shall be valid unless first made in writing within the survival periods set forth in Section 14.2.

               (vi)  Unless TDS shall terminate this Agreement pursuant to
Section 15.1.1(iv)(a) or (c), TSR Paging's liability with respect to any breach of any representation or warranty made by TSR Paging in this Agreement to the extent that any Damages constitute TSR Paging Assumed Liabilities shall be to indemnify, save and hold harmless TSR Wireless and its Affiliates and Subsidiaries and TSR Paging shall be liable to the TDS Indemnitees with respect to any such breach only to the extent of the costs of defending any Claim by a third party made against such Indemnitee arising out of or related to such breach in accordance with

Section 14.4.5, provided, (i) any Damages in connection therewith which are also suffered by TSR Wireless shall be satisfied by payments made to TSR Wireless and
(ii) TSR Paging shall not be responsible to indemnify, save and hold harmless such TDS Indemnitees in respect of any Claim by any shareholder of TDS or API.

               (vii) Unless TSR Paging shall terminate this Agreement pursuant to Section 15.1.1(iii)(a) or (c), TDS' liability with respect to any breach of any representation or warranty made by TDS in this Agreement to the extent that any Damages constitute TDS Assumed Liabilities shall be to indemnify, save and hold harmless TSR Wireless and its Affiliates and Subsidiaries and TDS shall be liable to the TSR Paging's Indemnitees with respect to any such breach only to the extent of the costs of defending any Claim by a third party made against such Indemnitee arising out of or related to such breach in accordance with Section 14.4.5, provided, (i) any Damages in connection therewith which are also suffered by TSR Wireless shall be satisfied by payments made to TSR Wireless and (ii) TDS shall not be responsible to indemnify, save and hold harmless such TSR Paging Indemnitees in respect of any Claim by any shareholder of TSR Paging.

     14.5 BULK SALES, TRANSFER TAXES.

          14.5.1 It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, TSR Wireless and the Transferors waive any requirements, to the extent they are entitled to benefits thereunder, for compliance with any or all of such laws. Each Transferor hereby agrees that the indemnity provisions of Section 14.4 hereof shall apply to any Damages of TSR Wireless arising out of or resulting from the failure of such Transferor to comply with any such laws.

          14.5.2 Following the Closing, TSR Wireless shall be responsible for the timely payment of, and shall severally indemnify and hold harmless each Transferor against, all sales (including, without limitation, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES")), arising out of or in connection with or attributable to the transactions effected by a Transferor pursuant to this Agreement and the Ancillary Agreements. Subject to the foregoing, each Transferor shall prepare and timely file all Tax returns required to be filed in respect of Transfer Taxes, PROVIDED that TSR Wireless shall be permitted to prepare any such Tax returns that are the primary responsibility of TSR Wireless under applicable law.

     14.6 ASSISTANCE FOR FILING OF TAX RETURNS. Each Transferor and TSR Wireless agrees (i) to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information and assistance (including access to books, records and correspondence received from any taxing authority) relating to the TSR Paging Business, the TSR Paging Assets, the API Business, and the API Assets as is reasonably necessary for the preparation and filing of any Tax return, claim for refund or audit, and the presentation or defense of any

Action relating to Taxes; (ii) to provide timely notice to each interested party in writing of any pending or threatened Tax audits or assessments relating to Taxes in respect of the TSR Paging Business, TSR Paging Assets, API Business or API Assets for which another party may have a liability under Section 14.4 and
Section 14.5.2.


                                   ARTICLE XV

                                  MISCELLANEOUS

     15.1 TERMINATION.

          15.1.1 TERMINATION. This Agreement may be terminated at any time prior to Closing:

               (i)   By mutual written consent of the Transferors;

               (ii) By TSR Paging or TDS by written notice to the other parties if the Closing shall not have occurred on or before 5:00 p.m. New York City time on September 30, 1998; PROVIDED HOWEVER, that this provision shall not be available to TDS if TSR Paging has the right to terminate this Agreement under clause (iii) of this Section 15.1.1, and this provision shall not be available to TSR Paging if TDS has the right to terminate this Agreement under clause (iv) of this Section 15.1.1;

               (iii) By TSR Paging by written notice to TDS if (a) the representations and warranties of TDS shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made, (b) if any of the conditions set forth in Article XI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on September 30, 1998, (c) TDS shall fail to comply with or perform any covenant or agreement to be complied with or performed by TDS pursuant to this Agreement unless such failure described in (b) or (c) shall be due to the failure of TSR Paging to perform or comply with any of the conditions, agreements or covenants hereof to be performed or complied with by it prior to the Closing or (d) the special committee of independent directors of API appointed to consider the acquisition by TDS of the Common Stock of API not owned by TDS shall fail to approve the Merger on or before February 12, 1998 or shall subsequently withdraw its recommendation of the Merger other than as a result of a breach of a representation or covenant of TSR Paging hereunder; or

               (iv) By TDS by written notice to TSR Paging if (a) the representations and warranties of TSR Paging shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made, (b) if any of the conditions set forth in Article XII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on September 30, 1998 or (c) TSR Paging shall fail to comply with or perform any covenant or agreement to be complied with or performed by TSR Paging pursuant to this Agreement unless such failure described in (b) or (c) shall be due to the failure of TDS to perform or comply with any of the conditions, agreements or covenants hereof to be performed or complied with by it prior to the Closing.

               (v)  By TDS by written notice delivered to TSR Paging within ten
(10) Business Days following delivery of the June Certificate to TSR Paging if the number of Pagers in Service of API and its Subsidiaries or the Net Monthly Pager Revenues of API and its Subsidiaries set forth on the June Certificate as at and for the month ending June 30, 1998 are below 581,250 and $4,350,000, respectively, unless TSR Paging pays $1,500,000 to TDS by wire transfer of immediately available funds as set forth in the wire instructions attached hereto as Exhibit H ("WIRE TRANSFER") within fifteen (15) Business Days of receipt by TSR Paging of such written notice of termination from TDS (the "EXTENSION OPTION"). Any notice to terminate this Agreement under this Section 15.1.1(v) may not be withdrawn, unless permitted by TSR Paging, and shall take effect on the sixteenth (16th) Business Day following receipt by TSR Paging of the written notice of termination from TDS, unless TSR Paging shall first have exercised the Extension Option, PROVIDED, HOWEVER, that TDS shall not be able to exercise its right to terminate this agreement pursuant to clause 15.1.1(v) if, at the time it would otherwise exercise such right, TDS is in material breach of a representation or warranty (in the case of a representation or warranty not qualified as to materiality) or is in breach of a representation or warranty (in the case of a representation or warranty qualified as to materiality). Solely for purposes of Section 15.1.1(v) and Section 15.1.1(vi), TDS shall not be deemed in breach of the Agreement if TDS has acted in good faith with respect to its obligations under Sections 10.3.5, 10.3.10 and 10.6.

               (vi) If TSR Paging has exercised the Extension Option, by TDS by written notice delivered within ten (10) Business Days following delivery of each of the July Certificate and the August Certificate, unless TSR Paging pays $1,500,000 to TDS by Wire Transfer with fifteen (15) Business Days of receipt by TSR Paging of such written notice of termination from TDS. Any notice to terminate this Agreement under this Section 15.1.1(vi) may not be withdrawn unless permitted by TSR Paging, and shall take effect on the sixteenth (16th) Business Day following receipt by TSR Paging of the relevant written notice of termination from TDS, unless TSR Paging shall first have paid $1,500,000 to TDS as set forth above, PROVIDED, HOWEVER, that TDS shall not be able to exercise its right to terminate this agreement pursuant to clause 15.1.1(v) if, at the time it would otherwise exercise such right, TDS is in material breach of a representation or warranty (in the case of a representation or warranty not qualified as to materiality) or is in breach of a representation or warranty (in the case of a representation or warranty qualified as to materiality). Solely for purposes of Section 15.1.1(v) and Section 15.1.1(vi), TDS shall not be deemed in breach of the Agreement if TDS has acted in good faith with respect to its obligations under Sections 10.3.5, 10.3.10 and 10.6.

               (vii) By TSR Paging at any time after it has exercised the Extension Option.

          15.1.2 IN THE EVENT OF TERMINATION. In the event of termination of this Agreement:

               (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (ii) The provisions of Sections 15.10 and 15.12 shall continue in full force and effect;

               (iii) No party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in this
Section 15.1.2, and Section 14.4.6 and 15.7, except for any breach of this Agreement by such party occurring prior to the proper termination of this Agreement; and

               (iv) The provision of Section 10.3.8 shall continue in full force and effect if TSR Paging terminates the Agreement pursuant to Section 15.1.1(iii)(d).

     15.2 ASSIGNMENT. Neither this Agreement, the Ancillary Agreements nor any of the rights or obligations hereunder or thereunder may be assigned by any party without the prior written consent of the other parties thereto; except that TSR Wireless may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by TSR Wireless) of TSR Wireless or, after the Closing, to a successor in interest to TSR Wireless which shall assume all obligations and liabilities of TSR Wireless under this Agreement (PROVIDED that no assignment shall release the assigning party from responsibility for its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     15.3 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method provided that such transmission is confirmed by telephone; the day after it is sent, if sent for next day delivery to a domestic address by overnight mail; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

          If to TDS, addressed to:

               30 North LaSalle Street

               Suite 4000
               Chicago, Illinois 60602
               Fax: (312) 630-9299
               Attention:  Chief Financial Officer

          With copies to:

               Sidley & Austin
               1 First National Plaza
               Chicago, Illinois  60603
               Fax: (312) 456-5352
               Attention:  Michael G. Hron

               Sidley & Austin
               875 Third Avenue
               New York, New York 10022
               Fax: (212) 906-2021
               Attention: James G. Archer

          If to TSR Paging, addressed to:

               TSR Paging Inc.
               400 Kelby Street, 8th Floor
               Fort Lee, New Jersey 07024
               Fax: (201) 947-7145
               Attention: Mitchell L. Sacks

          With copies to:

               Latham & Watkins
               885 Third Avenue
               Suite 1000
               New York, New York  10022
               Fax: (212) 751-4864
               Attention:  Roger H. Kimmel, Esq.

               TA Associates, Inc.
               High Street Tower
               Suite 2500
               Boston, Massachusetts  02110
               Fax:(617) 574-6728
               Attention:  Kenneth T. Schiciano

               and to

               Spectrum Equity Investors
               125 High Street, 26th Floor
               Boston, Massachusetts  02110
               Fax: (617) 464-4601
               Attention:  William P. Collatos

          If to TSR Wireless, addressed to:

               TSR Wireless, LLC
               400 Kelby Street, 8th Floor
               Fort Lee, New Jersey 07024
               Fax: (201) 947-7145
               Attention: Mitchell L. Sacks

          With copies to:

               Latham & Watkins
               885 Third Avenue
               Suite 1000
               New York, New York  10022
               Fax:  (212) 751-4864
               Attention:  Roger H. Kimmel, Esq.

               Sidley & Austin
               875 Third Avenue
               New York, New York 10022
               Fax:  (212) 906-2021
               Attention: James G. Archer

               TA Associates, Inc.
               High Street Tower
               Suite 2500
               Boston, Massachusetts 02110
               Fax:(617) 574-6728
               Attention:  Kenneth T. Schiciano

               and to

               Spectrum Equity Investors
               125 High Street, 26th Floor
               Boston, Massachusetts  02110
               Fax: (617) 464-4601
               Attention:  William P. Collatos
     or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     15.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal law, and not the law of conflicts, of the State of New York.

     15.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) and the Option Agreement and the Confidentiality Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     15.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     15.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     15.9 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     15.10 PUBLIC STATEMENTS AND PRESS RELEASES. The parties hereto covenant and agree that, except as provided for below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other parties as to the content and time of release of and the media in which such statement or announcement is to be made; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgements or revelations which any party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other parties, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other parties. Each party hereto agrees that it will not unreasonably withhold any such consent or clearances.

     15.11 KNOWLEDGE. Whenever this Agreement refers to the "knowledge of TSR Paging", or a similar phrase, it refers to the collective actual and constructive knowledge of Leonard DiSavino, Philip Sacks and Mitchell L. Sacks after reasonable inquiry. Wherever this Agreement refers to the "knowledge of TDS" or a similar phrase, it refers to the collective actual and constructive knowledge of the key management employees of TDS and API and its Subsidiaries including Terrence Sullivan, Leroy T. Carlson, Jr., Scott Williamson and Murray Swanson after reasonable inquiry.

     15.12     CONFIDENTIAL INFORMATION.

          15.12.1 In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had and will have access to confidential information relating to the other parties, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies, customer lists, pricing information or other documents, records or data prepared by each party or their respective Subsidiaries (if any) or Representatives which contain or otherwise reflect or are generated from such information ("CONFIDENTIAL INFORMATION"). The term "Confidential Information" does not include information received by any party or its Subsidiaries in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Subsidiaries or Representatives, (ii) was within any such party's possession prior to its being furnished to such party by or on behalf of one of the other parties in connection with the transactions contemplated hereby, provided that the source of such information was not known by the party now possessing the Confidential Information to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any party or any other Person with respect to such information or (iii) becomes available to any party on a non-confidential basis from a source other than one of the other parties and their Subsidiaries, if any, or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such other parties or any other Person with respect to such information.

          15.12.2 TSR Paging and TDS and TSR Wireless and their respective Subsidiaries shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to their respective Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby and except to the board of directors of API and their Representatives. Each party shall, and shall cause its Subsidiaries to use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Subsidiaries or Representatives. If, however, Confidential Information is disclosed, such party shall immediately notify the other parties in writing and take all reasonable steps required to prevent further disclosure.


          15.12.3 Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Subsidiaries and Representatives to destroy or return to the other parties all Confidential Information (including all copies, summaries and extracts thereof) furnished to it by the other parties in connection with the transactions contemplated hereby.

          15.12.4 If any of the parties or their Subsidiaries, Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other parties with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, any party and/or any of its Subsidiaries and Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then that party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that the party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

          15.12.5 This Agreement shall supersede the confidentiality agreement dated as of May 8, 1997 between TSR Paging and TDS.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                         TSR PAGING INC.


                         By     /s/  Mitchell L. Sacks
                              --------------------------------------------
                         Name   Mitchell L. Sacks
                              --------------------------------------------
                         Its     President
                              --------------------------------------------

                         TELEPHONE AND DATA SYSTEMS, INC.


                         By     /s/  Scott H. Williamson
                              --------------------------------------------
                         Name   Scott H. Williamson
                              --------------------------------------------
                         Its    Vice President - Acquisitions
                               --------------------------------------------

                         TSR WIRELESS LLC


                         By     /s/  Mitchell L. Sacks
                              --------------------------------------------
                         Name    Mitchell L. Sacks
                              --------------------------------------------
                         Its     President
                              -------------------------------------------




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

                                  SCHEDULE 1.1

1. Contract dated 3/13/97 with Microspace Communications for Stream 3, 64 KBS segment.

2.   All contracts with Subscriber Computing.

3.   All agreements between API and its employees.

4.   The following Agreements between API and TDS:

     a.   Exchange Agreement, dated January 1, 1994, between TDS and API.

     b.   Registration Rights Agreement, dated January 1, 1994, between TDS and
          API.

     c.   Revolving Credit Agreement, dated January 1, 1994, between TDS and
          API.

     d.   Intercompany Agreement, dated January 1, 1994, between TDS and API.

     e.   Tax Allocation Agreement, dated January 1, 1994, between TDS and API.

     f. Employee Benefit Plans Agreement, dated January 1, 1994, between TDS and API.

     g.   Cash Management Agreement, dated January 1, 1994, between TDS and API.

     h. Insurance Cost Sharing Agreement, dated January 1, 1994, between TDS and API.

5. Licenses for SAP and Ceridian Software (licensed to TDS). See Schedule 6.7(i)(f).


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